Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 9, 2021

among

IDEXX LABORATORIES, INC.,

IDEXX DISTRIBUTION, INC.,

IDEXX OPERATIONS, INC.,

OPTI MEDICAL SYSTEMS, INC.,

IDEXX LABORATORIES CANADA CORPORATION,

IDEXX B.V.,

IDEXX LABORATORIES B.V., and

IDEXX LABORATORIES GMBH,

as Borrowers,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

TORONTO BRANCH,

as Toronto Agent, and

with

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and a Joint Lead Arranger,

BOFA SECURITIES, INC.

KEYBANK NATIONAL ASSOCIATION

MUFG BANK, LTD.

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

BANK OF AMERICA, N.A.,

KEYBANK NATIONAL ASSOCIATION

MUFG BANK, LTD.

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents,

CITIBANK, N.A.

HSBC BANK USA, NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION and

TD BANK, N.A.

as Co-Documentation Agents

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SCHEDULES:

Schedule P-1 – Certain Permitted Investments

Schedule 1.1A – Existing Letters of Credit

Schedule 2.1 – Commitments

Schedule 3.6 – Disclosed Matters

Schedule 3.10(b) – Canadian Benefit Plans and Pension Plans

Schedule 3.12 – Subsidiaries

Schedule 6.1 – Existing Indebtedness

Schedule 6.2 – Existing Liens

Schedule 6.3 – Fundamental Changes

Schedule 6.4 – Investments, Loans, Advances, Guarantees and Acquisitions

Schedule 6.6 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – [Reserved]

Exhibit C – Form of Subsidiary Guarantee Agreement

Exhibit D – Form of Borrower Joinder Agreement

Exhibit E – Form of Borrower Termination Agreement

Exhibit F – Form of Borrowing Request

Exhibit G – Form of Instrument of Adherence

Exhibit H – Forms of US Tax Compliance Certificates

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 9, 2021, among IDEXX LABORATORIES, INC., a Delaware corporation (the “Administrative Borrower”), IDEXX DISTRIBUTION, INC., a Massachusetts corporation, IDEXX OPERATIONS, INC., a Delaware corporation, OPTI MEDICAL SYSTEMS, INC., a Delaware corporation, IDEXX LABORATORIES CANADA CORPORATION, a company formed under the laws of Canada, and IDEXX B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, IDEXX LABORATORIES B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, and IDEXX LABORATORIES GMBH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who hereafter may be designated as a Borrower pursuant to Section 2.21, the “Borrowers”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Toronto Agent.

WHEREAS, certain of the Borrowers, the Administrative Agent, and certain of the Lenders are party to that certain Third Amended and Restated Credit Agreement dated as of April 14, 2020 (as amended and in effect immediately prior to the Effective Date referred to below, the “Existing Credit Agreement”);

WHEREAS the Administrative Borrower has requested that all of the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement, and all of the Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement, on the terms and conditions herein set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in US Dollars.

“Acquisition” means the purchase or acquisition by any Person of (a) more than 40% of the Equity Interests with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Equity Interests) of another Person, whether or not involving a merger or consolidation with such Person.

“Additional Lender” has the meaning assigned to such term in Section 2.22.

“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple RFR” means, with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326% per annum; provided that, if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted LIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBOR Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; provided that, if the Adjusted LIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Borrower” shall have the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 10.3(c).

“Agents” means the Administrative Agent and the Toronto Agent.

“Agreed Currencies” means (i) US Dollars and (ii) each Alternative Currency.

“Agreement” shall have the meaning specified in the preamble.

“Agreement Currency” shall the meaning specified in Section 10.14(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Rate (or if the Screen Rate is not available for such one month Interest Period, the LIBOR Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b) or (c)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means (a) Canadian Dollars, (b) Euros, (c) Sterling, (d) Swiss Francs, (e) Australian Dollars and (f) any other currency that is readily available, freely transferable, not restricted and able to be converted into US Dollars, and that is agreed to by the Borrowers, the Administrative Agent and each of the Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Administrative Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than to a Canadian Borrower) or in an Alternative Currency (other than to a Canadian Borrower) or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, and (b) with respect to a Loan or Borrowing to a Canadian Borrower, the Toronto Agent.

“Applicable Party” has the meaning assigned to it in Section 8.3(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently then in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means the following percentages per annum, based on the Consolidated Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.1(c):

Pricing Level	Consolidated Leverage Ratio	When determined with reference to Term Benchmark or RFR (or the applicable Benchmark Replacement, when appropriate)	When determined with reference to ABR or Canadian Prime Rate
1	≤1.00:1.00	0.875%	0.000%
2	>1.00:1.00 and ≤ 1.50:1.00	1.000%	0.000%
3	>1.50:1.00 and ≤ 2.00:1.00	1.125%	0.125%
4	>2.00:1.00 and ≤ 3.00:1.00	1.250%	0.250%
5	>3.00:1.00	1.375%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.1(c); provided that if such certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such certificate was required to have been delivered until such certificate is delivered, after which the Applicable Rate shall be determined from such certificate. The Applicable Rate in effect from the Effective Date through the date on which the first such certificate is delivered to the Administrative Agent and the Lenders in accordance with Section 5.1(c) shall be determined based upon Pricing Level 1. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.12(h).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.3(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (a) JPMorgan Chase Bank, N.A. in its capacity as sole bookrunner hereunder and (b) each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., KeyBank National Association, U.S. Bank National Association and Wells Fargo Securities, LLC in its capacity as a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent, and reasonably acceptable to the Administrative Borrower.

“AUD”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the AUD Rate.

“AUD Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period (for which the AUD Screen Rate is available) that is shorter than the Impacted AUD Rate Interest Period; and (b) the AUD Screen Rate for the shortest period (for which the AUD Screen Rate is available) that exceeds the Impacted AUD Rate Interest Period, in each case, at such time; provided that, if any AUD Interpolated Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period; provided that, if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Rate Interest Period”) with respect to Australian Dollars, then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if, the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Australian Dollars” means that lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Lender or the Administrative Agent or any of its respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof including, without limitation, the Dutch bank levy as set out in the Dutch Bank tax act (Wet bankenbelasting) and any Tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated February 22, 2011.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, conservator, trustee, monitor, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or (c) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) in the case of any Loan denominated in US Dollars, the sum of: (a) the Term SOFR Rate and (b) the related Benchmark Replacement Adjustment;

(2) in the case of any Loan denominated in US Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Administrative Borrower shall be the term benchmark rate that is used in lieu of a LIBO-based rate in the relevant other US Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) the Term SOFR Rate and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in US Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Administrative Borrower pursuant to Section 2.13(c); or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to it in Section 3.14.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit D.

“Borrower Termination Agreement” means a Borrower Termination Agreement, substantially in the form of Exhibit E.

“Borrowers” shall have the meaning specified in the recitals hereto.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loan, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$2,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$2,000,000, and (c) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$2,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars US$500,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$500,000, and (c) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 500,000 units of such currency and that has a US Dollar Equivalent in excess of US$500,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.3, which shall be substantially in the form of Exhibit F or any other form approved by the Applicable Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) in relation to Loans denominated in Sterling and in relation to the calculation or computation of the LIBOR Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day, (d) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, any date on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency and (e) when used in connection with a Loan to any Canadian Borrower, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans or any benefit plan established, administered or maintained by a Governmental Authority.

“Canadian Borrowers” means, collectively, IDEXX Laboratories Canada Corporation and any other Canadian Subsidiary that has been designated as a Canadian Borrower from time to time pursuant to Section 2.21, other than any such Subsidiary that has ceased to be a Canadian Borrower pursuant to Section 2.21.

“Canadian Dollar Loans” means any Loan denominated in Canadian Dollars bearing interest at the Canadian Prime Rate or the CDOR Rate.

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Canadian Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Canadian Borrowers.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means, on any day, the rate determined by the Toronto Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Toronto Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Refinitiv Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Toronto Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively. If the Canadian Prime Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Canadian Prime Rate shall be determined solely by reference to clause (i) above and shall be determined without reference to clause (ii) above.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Canadian Tax Act” or “ITA” means the Income Tax Act (Canada) and the regulations thereunder or any successor law purported to cover the same subject matter, as amended from time to time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Pooling Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CBR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the CDOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period (for which the CDOR Screen Rate is available) that is shorter than the Impacted CDOR Rate Interest Period; and (b) the CDOR Screen Rate for the shortest period (for which the CDOR Screen Rate is available) that exceeds the Impacted CDOR Rate Interest Period, in each case, at such time; provided that, if any CDOR Interpolated Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto, Ontario time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), rounded to the nearest 1/100th of 1% (with .005% being rounded up); provided that if the CDOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted CDOR Rate Interest Period”) with respect to Canadian Dollars then the CDOR Rate shall be the CDOR Interpolated Rate. Notwithstanding the foregoing, if any CDOR Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“CDOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable Interest Period that appears on the “Refinitiv Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that, if the CDOR Screen Rate shall be less than the Floor, the CDOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Swiss Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period, and (d) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month; provided that, if the Central Bank Adjustment shall be less than the Floor, such rate shall be deemed to be the Floor.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Administrative Borrower; (b) a majority of the members of the board of directors of the Administrative Borrower shall cease to be comprised of individuals (i) who were directors on the Effective Date or (ii) whose election by the board of directors, or whose nomination for election by the shareholders of the Administrative Borrower, was approved by a vote of at least a majority of the directors who were either directors on the Effective Date or whose election or nomination was previously so approved; or (c) the acquisition of direct or indirect Control of the Administrative Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty (including the adoption of or taking effect of any new rules or regulations under or implementing any existing law), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan or the Loans comprising such Borrowing as Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means Citibank, N.A., HSBC Bank USA, National Association, PNC Bank, National Association, and TD Bank, N.A.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, and (c) increased from time to time pursuant to Section 2.22. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 10.4, pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is US $1,000,000,000.

“Commitment Increase Notice” shall have the meaning specified in Section 2.22.

“Communications” has the meaning assigned to such term in Section 8.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Administrative Borrower and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Administrative Borrower and its Subsidiaries for such period, (iii) depreciation expense, (iv) amortization expense, (v) non-recurring transaction expenses incurred in connection with Acquisitions, (vi) non-cash charges associated with “Share Based Payments” as described in the Financial Accounting Standards Board Statement 123, as amended, and (vii) extraordinary and other non-recurring non-cash losses and charges, minus (b) non-recurring gains and non-operating gains resulting from divestitures of businesses or other asset disposals.

“Consolidated Interest Charges” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Administrative Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Administrative Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such date minus the amount of such Indebtedness represented by issued but undrawn letters of credit or bank guarantees, and minus Indebtedness incurred as guaranties or repurchase obligations on behalf of non-Subsidiaries under equipment purchase, lease or rental agreements, to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Net Income” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, the net income of the Administrative Borrower and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount on such date of all Indebtedness of Administrative Borrower and its Subsidiaries on a consolidated basis, excluding any Indebtedness permitted under Section 6.1(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into common stock of the Administrative Borrower, cash or a combination of common stock and cash (as provided in the documentation governing such Indebtedness).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Co-Syndication Agent” means Bank of America, N.A., KeyBank National Association, MUFG Bank, Ltd., U.S. Bank National Association, and Wells Fargo Bank, National Association.

“Covered Party” has the meaning assigned to it in Section 10.23.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Credit Party” means the Applicable Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Swiss Francs, SARON for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; provided that, if any Daily Simple RFR shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Dutch Borrower” means each of IDEXX B.V. and IDEXX Laboratories B.V.

“Early Opt-in Election” means, if the then current Benchmark with respect to US Dollars is LIBOR Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Administrative Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding US Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Administrative Borrower to trigger a fallback from LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders-in- council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release or presence of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Administrative Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Administrative Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302, 303, 304 and 305 of ERISA and Sections 412, 430, 431, 432 and 436 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (as defined in Sections 412 and 431 of the Code or Sections 302 and 304 of ERISA), whether or not waived, or the determination that any Multiemployer Plan is in either “endangered status” or “critical status” (as defined in Section 432 of the Code or Section 305 of ERISA), or the failure of any Plan that is not a Multiemployer Plan to satisfy the minimum funding standards of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or the determination that any Plan that is not a Multiemployer Plan is in “at-risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA) or the imposition of any lien on the Administrative Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Administrative Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Administrative Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Administrative Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Administrative Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Administrative Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Administrative Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Administrative Borrower of any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Euro”, “euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of US Dollars with such currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its commercially reasonable judgment (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its commercially reasonable judgment).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or for Tax purposes being resident in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes assessed on a Recipient under the laws of the Netherlands, if and to the extent such Tax becomes payable as a result of such Recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in a Dutch Borrower, (d) as of January 1, 2021, any Taxes withheld or deducted pursuant to the Dutch Withholding Tax Act (Wet bronbelasting 2021), (e) any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy), (f) any Taxes imposed on a Recipient by reason of such Recipient: (i) not dealing at “arm’s length” (for the purposes of the Income Tax Act (Canada)) with a Canadian Borrower, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Borrower, or not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Borrower, except in the case of (i) or (ii) above where such non-arm’s length relationship arises or where the Recipient is a specified shareholder of a Canadian Borrower or does not deal at arm’s length with any specified shareholder of a Canadian Borrower, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, (g) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (h) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Lenders” means the lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 1.1A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer, or Vice President of Corporate Finance of the Administrative Borrower.

“Floor” means the benchmark rate floor provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBOR Rate, Adjusted AUD Rate, Adjusted EURIBOR Rate, CDOR Rate, Adjusted Daily Simple RFR, Daily Simple RFR, Central Bank Rate or any other applicable rate referenced herein, as applicable. For the avoidance of doubt, the Floor as of the Effective Date is zero.

“Foreign Borrower” means any Subsidiary organized outside of the United States of America that has been designated as a “Foreign Borrower” pursuant to Section 2.21, other than any of the foregoing Subsidiaries that has ceased to be a Foreign Borrower as provided in such Section 2.21.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means each Foreign Borrower and any other Subsidiary that is organized outside of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.6.

“Impacted AUD Rate Interest Period” has the meaning assigned to it in the definition of “AUD Rate.”

“Impacted CDOR Rate Interest Period” has the meaning assigned to it in the definition of “CDOR Rate.”

“Impacted LIBOR Rate Interest Period” has the meaning assigned to it in the definition of “LIBOR Rate.”

“Increase Amount” shall have the meaning specified in Section 2.22.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 10.3(b).

“Ineligible Assignee” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) any Borrower, any Subsidiary or any of their respective Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or a relative thereof; provided that such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Information” has the meaning assigned to it in Section 10.12.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.7.

“Interest Payment Date” means (a) with respect to any ABR Loan, CBR Loan or Canadian Prime Loan (in each case, other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, on the date that is three months after the initial day of such Interest Period) and the Maturity Date, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one (1) month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Agreed Currency; provided that a six-month Interest Period shall not be available for any Borrowing denominated in Canadian Dollars), as the US Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(f) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to (a) any Term Benchmark Borrowing denominated in Dollars, the LIBOR Interpolated Rate, (b) any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Interpolated Rate, and (c) any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Interpolated Rate. When determining the rate for a period which is less than the shortest period for which the Relevant Screen Rate is available, the Relevant Screen Rate for purposes of determining LIBOR Interpolated Rate, the AUD Interpolated Rate, or the CDOR Interpolated Rate, as applicable, shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Administrative Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. References to any Lender in this Agreement or any other Loan Document shall be deemed to mean such Lender’s affiliated Canadian Lending Office, where applicable. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swingline Lender.

“Letter of Credit” means any letter of credit or “bank guarantee”, as the case may be, issued pursuant to Section 2.5 of this Agreement and shall include Existing Letters of Credit.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.1, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Administrative Borrower, and notified to the Administrative Agent.

“LIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted LIBOR Rate Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted LIBOR Rate Interest Period, in each case, at such time; provided that, if any LIBOR Interpolated Rate shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“LIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Rate Interest Period”) with respect to US Dollars then the LIBOR Rate shall be the LIBOR Interpolated Rate.

“LIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities securing any Indebtedness.

“Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement, each Borrower Joinder Agreement, each Borrower Termination Agreement and each supplement thereto, each promissory note delivered pursuant to this Agreement, and each other similar document executed in connection with the Transactions hereunder.

“Loan Party” means the Administrative Borrower, the other Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than to a Canadian Borrower) or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing to a Canadian Borrower, Toronto time and (c) with respect to a Loan or Borrowing denominated in an Alternative Currency (other than to a Canadian Borrower), the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition, of the Administrative Borrower and the Subsidiaries taken as a whole, or (b) the validity, legality, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Administrative Borrower and its Subsidiaries in an aggregate principal amount exceeding US$50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Administrative Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Administrative Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Foreign Subsidiary” means a Subsidiary organized in a jurisdiction outside of the United States of America which (a) is a Borrower, or (b) by itself or together with its Subsidiaries, accounts (excluding intercompany receivables and goodwill) for a portion of assets or EBITDA comprising 5% or more of the Administrative Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

“Material Subsidiaries” means, collectively, the Material Foreign Subsidiaries and the Material US Subsidiaries.

“Material US Subsidiary” means a Subsidiary organized in a jurisdiction within the United States of America which (a) is a Borrower, or (b) by itself or together with its Subsidiaries, accounts (excluding intercompany receivables and goodwill) for a portion of assets or EBITDA comprising 5% or more of the Administrative Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

“Maturity Date” means December 9, 2026.

“Maximum Rate” has the meaning assigned to it in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to it in Section 2.18(c).

“Non-Qualifying Bank” means a Lender which is not a Qualifying Bank.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Borrower under any Loan Document and (b) the obligation of any Borrower to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Borrower.

“OECD” means the Organization for Economic Cooperation and Development. “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Benchmark Rate Election” means, with respect to any Loan denominated in US Dollars, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(a) a request by the Administrative Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Administrative Borrower, US Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBO-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Administrative Borrower jointly elect to trigger a fallback from the LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Administrative Borrower and the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections to the extent arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18), grant of participation or designation of new applicable lending office.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 10.4.

“Participant Register” has the meaning assigned to such term in Section 10.4(c). “Patriot Act” has the meaning assigned to it in Section 10.16.

“Payment” has the meaning assigned to it in Section 8.6(c).

“Payment Notice” has the meaning assigned to it in Section 8.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Administrative Borrower or any Subsidiary; and

(g) Liens in respect of social regulations or benefit plans imposed by Governmental Authorities of foreign countries in which the Loan Parties or their Affiliates conduct business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or by any country which is a member of the OECD, in each case maturing within one year from the date of acquisition thereof;

(b) (i) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, and (ii) securities commonly known as “short-term bank notes” issued by any Lender denominated in US Dollars or any Alternative Currency and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by (i) any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000, or (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of such country, and having total assets in excess of US$500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is a member of the OECD;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P and Aaa by Moody’s;

(f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a), (b), and (c) contained in this definition of Permitted Investments;

(g) investments described on Schedule P-1, as such Schedule may be updated from time to time after the Effective Date (but not more frequently than once per calendar year) by the Administrative Borrower with the consent of the Administrative Agent;

(h) Canadian GIC Certificates; and

(i) municipal auction rate securities.

“Permitted Receivables Financing” means any sale, financing or other disposition of accounts receivable, so long as immediately before and after such sale, financing or disposition, no Default or Event of Default has occurred and is continuing.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Administrative Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means (a) means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), or (b) in the case of ABR Loans to a Canadian Borrower, such prime rate in effect at the office of JPMorgan Chase Bank, N.A. in Toronto, Canada for US Dollar-denominated commercial loans made in Canada; each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Qualifying Bank” means:

(a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen);

(b) a person or entity which effectively conducts banking activities with its own infra-structure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines; or

(c) a federal reserve or central bank (including supranational central banks such as inter alia the European Central Bank) and institutions with a similar function as a federal reserve or central bank in countries which do not have a federal reserve or central bank and the Bank for International Settlements (BIS) to the extent it qualifies as a bank under the banking laws in force in its jurisdiction of incorporation, all and in each case within the meaning of the Swiss Guidelines.

“Qualifying Lender” means:

(a) until the publication of an interpretation of “public” as referred to in the CRR by the relevant authorities, an entity which (x) assumes rights and/or obligations vis-à-vis a Dutch Borrower the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and

(b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Recipient” means, as applicable, (a) any Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Administrative Borrower and its Subsidiaries ending on such date.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (5) if such Benchmark is the CDOR Rate, 10:15 a.m., Toronto, Ontario time, on the date of such setting or (6) if such Benchmark is none of the LIBOR Rate, the EURIBOR Rate, the CDOR Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Adjusted LIBOR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the Adjusted AUD Rate, (v) with respect to any Borrowing denominated in Sterling, the applicable Adjusted Daily Simple RFR for Sterling, or (vi) with respect to any Borrowing denominated in Swiss Francs, the Daily Simple RFR for Swiss Francs, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in US Dollars, the LIBOR Screen Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, or (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, as applicable.

“Required Lenders” means, subject to Section 2.23, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.1 or the Commitments terminating or expiring, Lenders having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.1, (i) the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.1 or the Commitments expire or terminate, Lenders having Revolving Credit Exposures representing more than 50% of the sum of the Total Revolving Credit Exposure; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.23 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is a Borrower, or any Affiliate of a Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to the Administrative Borrower, the chief executive officer, president, chief financial officer, treasurer, secretary, Vice President Corporate Finance, Director of Tax and Treasury, Director of Corporate Accounting and Reporting or general counsel of the Administrative Borrower or any other person authorized by the Board of Directors of the Administrative Borrower to sign Loan Documents on its behalf, (b) with respect to any other Loan Party, any person authorized by the Board of Directors of such Loan Party to sign Loan Documents on its behalf and (c) with respect to a Dutch Borrower, any managing board member authorized to represent such Dutch Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.3.

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to SONIA or SARON.

“RFR Administrator” means the SONIA Administrator or the SARON Administrator.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in the city of Zurich, Switzerland.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the government of Canada, the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the government of Canada, the government of Switzerland or other relevant sanctions authority.

“SARON” means, with respect to any RFR Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such RFR Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Financial Information AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Group’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the Securities and Exchange Commission of the United State of America.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified US Borrower” means the Administrative Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, Adjusted AUD Rate or the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Administrative Borrower.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement by each Material US Subsidiary in favor of the Agents and the Lenders, substantially in the form of Exhibit C hereto.

“Subsidiary Guarantors” means each Material US Subsidiary of the Administrative Borrower that is or is required to be a party to the Subsidiary Guarantee Agreement.

“Supported QFC” has the meaning assigned to it in Section 10.23.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities (or prices thereof), or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Administrative Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Effective Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.4(b)(iv).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.23 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Swiss Borrower” means (i) IDEXX Laboratories GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung) and (ii) any other Foreign Borrower organized under the laws of Switzerland, or, if organized under another law than Swiss law, which is acting through a Swiss branch office or is otherwise considered to be tax resident in Switzerland (Inländer) for Swiss Withholding Tax purposes.

“Swiss Federal Withholding Tax Act” means the Swiss Federal Withholding Tax Act (Bundesgesetz über die Verrechnungssteuer vom 13 Oktober 1965); together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Guidelines” means, together, the guidelines S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)) and S-02.130.1 in relation to money market instruments and book claims of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letters no. 15 (1-015DVS-2017) of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben” vom 3. Oktober 2017) and no. 34 (1-034-V-2011) of 26 July 2011 in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), the circular letter no. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities, promissory note loans, bills of exchange and subparticipations (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”) and the circular letter no. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend “Obligationen”) and the practice note 010-DVS-2019 dated 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019—Verrechnungssteuer: Guthaben im Konzern), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors (within the meaning of the Swiss Guidelines) under this Agreement which are not Qualifying Banks must not, at any time, exceed 10.

“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement), loans, facilities and/or private placements (including under this Agreement) must not, at any time, exceed 20, in each case, in accordance with the meaning of the Swiss Guidelines.

“Swiss Withholding Tax” means the Tax levied pursuant to the Swiss Federal Withholding Tax Act.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate, the Adjusted AUD Rate, the Adjusted EURIBOR Rate or the CDOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) the Term SOFR Rate has been recommended for use by the Relevant Governmental Body, (b) the administration of the Term SOFR Rate is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not the Term SOFR Rate.

“Toronto Agent” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate, the Canadian Prime Rate, the CDOR Rate, any Central Bank Rate, the Alternate Base Rate, the Daily Simple RFR or the Adjusted Daily Simple RFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.5 or Section 2.10(c) or Section 2.10(d) using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.23. “US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“US Subsidiary Borrower” means any US Subsidiary that has been designated as a US Subsidiary Borrower pursuant to Section 2.21, other than any of the foregoing Subsidiaries that has ceased to be a US Subsidiary Borrower as provided in such Section 2.21.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“VAT” means value added tax or any other similar Taxes.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or “ABR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “ABR Revolving Loan”) or by currency (e.g., “Canadian Dollar Loans”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or “ABR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or “ABR Revolving Borrowing”) or by currency (e.g., “Canadian Dollar Borrowings”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld or delayed); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, and otherwise determining what constitutes Indebtedness hereunder and thereunder (including the definitions of Consolidated Total Debt, Consolidated EBITDA, Consolidated Leverage Ratio, Consolidated Interest Charges and Indebtedness), no effect shall be given to FASB ASC 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the FASB ASC 842.

Section 1.5 Currency Translation. (a) For purposes of any determination under any provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. Such currency exchange rates shall be determined in good faith by the Administrative Borrower.

(b) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the US Dollar Equivalent amounts of Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such US Dollar Equivalent shall become effective as of each applicable Revaluation Date and shall be the US Dollar Equivalent of such amounts until the next applicable Revaluation Date to occur. The Administrative Agent or the applicable Issuing Bank, as the case may be, shall notify the Administrative Borrower of each calculation of the US Dollar Equivalent of each Borrowing and Letter of Credit.

Section 1.6 Interest Rates; LIBOR Notification. The interest rate on Term Benchmark Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, 1-week, 2-month and 12-month Sterling LIBOR settings, and the 1-week and 2-month US Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month US Dollar LIBOR settings will permanently cease; (b) immediately after December 31, 2021 and the 1-month, 3-month and 6-month Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (c) immediately after June 30, 2023, the 1-month, 3-month and 6-month US Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 2.13(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Administrative Borrower, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit application or agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE CREDITS

Section 2.1 Commitments; Existing Letters of Credit. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make (x) Revolving Loans denominated in US Dollars and Alternative Currencies (other than Canadian Dollars) to the Borrowers (other than the Canadian Borrowers) from time to time and (y) Revolving Loans denominated in US Dollars and Canadian Dollars to the Canadian Borrowers and to the Specified US Borrower from time to time, in each case, during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (i) the US Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the US Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans exceeding the aggregate Commitments, (iii) the US Dollar Equivalent of the Total Revolving Credit Exposure exceeding the total Commitments or (iv) the US Dollar Equivalent of the aggregate principal amount of all outstanding Loans to the Canadian Borrowers exceeding US$60,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) On the Effective Date, the Existing Letters of Credit shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder. In connection therewith, each Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Bank a participation in each such Letter of Credit in accordance with Section 2.5(d).

Section 2.2 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans (in the case of any Revolving Borrower made to a US Borrower or a Canadian Borrower) or Term Benchmark Loans as the Borrowers may request in accordance herewith, (ii) each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Rate Loans, and (iii) each Revolving Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be comprised entirely of Term Benchmark Loans or RFR Loans, as applicable, of the same currency. Each Swingline Loan shall be a Canadian Prime Rate Loan or an ABR Loan. Each Lender, at its option, may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (so long as such election of a foreign branch or Affiliate does not increase the Borrowers’ costs hereunder); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. To the extent applicable and to the extent required under its internal procedures, each Lender shall, prior to the occurrence of a Default or Event of Default which has occurred and is continuing, maintain a Canadian Lending Office and make any Loans available to the Canadian Borrowers by causing its relevant Canadian Lending Office to make such Loans available.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is a multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing and/or RFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Each Swingline Loan that is an ABR Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$1,000,000, and each Swingline Loan that is a Canadian Prime Rate Loan shall be in an amount that is an integral multiple of Cdn$250,000 and not less than Cdn$1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 14 Term Benchmark Revolving Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The portion of the initial Borrowing made by any Lender to a Dutch Borrower shall at all times be provided by a Lender that is a Qualifying Lender. For the avoidance of doubt, if any Lender is not a Qualifying Lender, then no such Borrowing shall be made by a Dutch Borrower.

Section 2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Administrative Borrower, on behalf of the requesting Borrower, shall notify the Applicable Agent of such request by submitting a Borrowing Request in the form of Exhibit F or any other form approved by the Applicable Agent, as applicable, and signed by a Responsible Officer of the Administrative Borrower (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in Swiss Francs, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing and (d) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the same day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable in a form approved by the Applicable Agent and signed by a Responsible Officer of the Administrative Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the Borrower requesting such Borrowing;

(ii) the currency and the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing, as applicable;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6; and

(vii) in the case of a Borrowing in an Alternative Currency, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested Term Benchmark Borrowing, then applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars made to a US Borrower or a Canadian Borrower, an ABR Borrowing, (B) in the case of a Borrowing denominated in US Dollars made to any other Borrower (other than a US Borrower or a Canadian Borrower), a Term Benchmark Borrowing, (C) in the case of a Borrowing denominated in Canadian Dollars made to a Canadian Borrower or a Specified US Borrower, a CDOR Rate Borrowing, (D) in the case of a Borrowing denominated in an Alternative Currency (other than Canadian Dollars), a Term Benchmark Borrowing or RFR Borrowing, as applicable. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, in no event shall any Borrower be permitted to request a CBR Loan or Loan accruing interest by reference to the Term SOFR Rate or Daily Simple SOFR (it being understood and agreed that the Term SOFR Rate, Daily Simple SOFR and Central Bank Rate shall only apply to the extent provided in Section 2.7(e) or 2.13, as applicable).

Section 2.4 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion (and without obligation to do so), make Swingline Loans denominated in US Dollars to the Administrative Borrower and denominated in Canadian Dollars to the Canadian Borrowers, in each case, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding US$25,000,000, (ii) the US Dollar Equivalent of the Total Revolving Credit Exposures of all Lenders exceeding the total Commitments or (iii) the US Dollar Equivalent of the aggregate principal amount of all outstanding Loans to the Canadian Borrowers exceeding US$60,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Administrative Borrower and the Canadian Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Administrative Borrower, on behalf of the requesting Borrower, shall submit a written notice to the Administrative Agent of such request by telecopy or electronic mail, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the Borrower requesting such Swingline Loan and the requested date (which shall be a Business Day), currency (which shall be US Dollars with respect to the Administrative Borrower or Canadian Dollars with respect to the Canadian Borrowers), Type (which shall be either Alternative Base Rate with respect to the Administrative Borrower or Canadian Prime Rate with respect to the Canadian Borrowers) and amount of the requested Swingline Loan and other relevant information that would be required under Section 2.3 if the Swingline Loan were a Revolving Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Administrative Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to such Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the applicable Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each applicable Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, (i) if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and (ii) if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each applicable Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Administrative Borrower or any Canadian Borrower, as applicable, (or other party on behalf of any such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any such Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Administrative Borrower or any Canadian Borrower of any default in the payment thereof.

(d) Any Swingline Lender may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Administrative Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.12(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Administrative Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.4(d) above.

Section 2.5 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of, and subject to Section 2.5(b), the Issuing Bank shall issue, Letters of Credit denominated in US Dollars or any Alternative Currency for its own account, or for the account of any other Borrower or any US Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that (i) with respect to any Letter of Credit issued for the account of any US Subsidiary, the Administrative Borrower shall be a co-applicant, and shall be deemed to be jointly and severally liable, with respect to any such Letter of Credit, (ii) any Letters of Credit issued for the account of the Canadian Borrowers shall be in either US Dollars or Canadian Dollars and (iii) any initial issuance of a Letter of Credit to a Dutch Borrower shall at all times be provided by a Qualifying Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice signed by a Responsible Officer of the Administrative Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit (which, if denominated in US Dollars, shall not be less than US$500,000, and if denominated in an Alternative Currency, shall not be less than the amount of such currency that is 500,000 units thereof), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i)(x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Administrative Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the total Letter of Credit Commitment, (iii) no Lender’s Revolving Credit Exposure shall exceed its Commitment and (iv) the US Dollar Equivalent of the Total Revolving Credit Exposure shall not exceed the total Commitments. The Administrative Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Administrative Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one- year periods (which in no event shall extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Administrative Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason, including after the Maturity Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Administrative Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency thereof (or in US Dollars if elected by the applicable Issuing Bank in its sole discretion) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Administrative Borrower receives such notice; provided that if such LC Disbursement is not less than the US Dollar Equivalent of US$100,000, the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed with an ABR Revolving Borrowing or ABR Swingline Loan, in an equivalent amount (and if such LC Disbursement is denominated in an Alternative Currency, the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing or ABR Swingline Loan denominated in US Dollars in an amount equal to the US Dollar Equivalent of such amount) and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or ABR Swingline Loan. If the Administrative Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Administrative Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Administrative Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Administrative Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or an ABR Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Administrative Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Subject to the provisions of the next sentence, the Administrative Borrower’s obligation to reimburse LC Disbursements as provided in paragraph of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any letter of credit application or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Administrative Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Administrative Borrower to the extent permitted by applicable law) suffered by the Administrative Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Administrative Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Administrative Borrower shall reimburse such LC Disbursement in full in the applicable currency (or in US Dollars if elected by the applicable Issuing Bank in its sole discretion) on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that if the Administrative Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.

(i) Each Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Administrative Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.5(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66 and 2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Administrative Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 105% of the LC Exposure in the applicable currencies (or in US Dollars if elected by the applicable Issuing Bank in its sole discretion) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Administrative Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Administrative Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Administrative Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Administrative Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Administrative Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 66 and 2/3% of the total LC Exposure), be applied to satisfy other Obligations. If the Administrative Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, Administrative Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Administrative Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Administrative Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Administrative Borrower, and that the Administrative Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.6 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Applicable Agent to an account of such Borrower maintained with the Applicable Agent and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate reasonably determined by the Applicable Agent to be the cost to it of funding such account or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.7 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by the time that a Borrowing Request would be required under if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Applicable Agent and signed by a Responsible Officer of the Administrative Borrower, on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.2(d), (iii) convert any Borrowing to a Borrowing of a Type not available to such Borrower or for such currency pursuant to which such Borrowing was made or (iv) request a CBR Loan or Loan accruing interest by reference to the Term SOFR Rate or Daily Simple SOFR (it being understood and agreed that the Term SOFR Rate, Daily Simple SOFR and Central Bank Rate shall only apply to the extent provided in Section 2.7(e) or 2.13, as applicable).

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in US Dollars), RFR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the applicable Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Revolving Borrowing, and (ii) unless repaid, (x) each Term Benchmark Revolving Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each Term Benchmark Borrowing denominated in Canadian Dollars shall be converted to a Canadian Prime Borrowing at the end of the Interest Period applicable thereto and (z) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency (other than Canadian Dollars) shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than US Dollars shall either be (A) converted to an ABR Borrowing denominated in US Dollars (in an amount equal to the US Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by such Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (A) above.

Section 2.8 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Administrative Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (A) any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the Total Revolving Credit Exposures of all Lenders would exceed the total Commitments.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the other Agents and the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by a Responsible Officer of the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.9 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date and (ii) to the Applicable Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loan outstanding. On the Maturity Date, all Loans shall become absolutely due and payable and the Borrowers shall pay all of the Loans outstanding, together with any and all accrued and unpaid interest thereon.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Toronto Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender pursuant to paragraph (b) and the accounts and records of the Administrative Agent maintained pursuant to paragraph (c) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form.

Section 2.10 Prepayment of Loans. (a)Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Administrative Borrower, on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a telecopy notice signed by a Responsible Officer of the Administrative Borrower) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment, (iii) in the case of prepayment of an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any break funding payments required by Section 2.15.

(c) If, on any date, the US Dollar Equivalent of the aggregate amount of the Revolving Credit Exposures shall exceed 105% of the aggregate Commitments as a result of currency fluctuations, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings in an aggregate principal amount sufficient to eliminate such excess.

(d) If, on any date, the US Dollar Equivalent of the aggregate principal amount of all outstanding Loans to the Canadian Borrowers shall exceed US$63,000,000 as a result of currency fluctuations, then the applicable Canadian Borrowers shall, within three Business Days after such date, prepay one or more Borrowings in an aggregate principal amount sufficient to eliminate such excess.

Section 2.11 Fees. (a) The Administrative Borrower agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender a commitment fee, which shall accrue daily at the per annum rates set forth below (calculated in accordance with the definition of “Applicable Rate” and Section 2.12(h)) on such Lender’s unused Commitment (provided that, for the purpose of calculating such fee, outstanding Letters of Credit shall constitute usage, but outstanding Swingline Loans shall not constitute usage), during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that if such Lender continues to have any Swingline Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Swingline Exposure:

Pricing Level	Consolidated Leverage Ratio	Commitment Fee
1	≤1.00:1.00	0.075%
2	>1.00:1.00 and ≤ 1.50:1.00	0.100%
3	> 1.50:1.00 and ≤ 2.00:1.00	0.150%
4	>2.00:1.00 and ≤ 3.00:1.00	0.200%
5	>3.00:1.00	0.250%

For the avoidance of doubt, the Commitment Fee in effect from the Effective Date through the date on which the first such certificate is delivered to the Administrative Agent and the Lenders in accordance with Section 5.1(c) shall be determined based upon Pricing Level 1. Accrued commitment fees shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Administrative Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily US Dollar Equivalent amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank, for its own account, a fronting fee with respect to the issuance of each Letter of Credit, which shall accrue at the rate or rates per annum separately agreed upon between the Administrative Borrower and the Issuing Bank on the average daily US Dollar Equivalent amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) All fees payable hereunder shall be paid on the dates due, in US Dollars, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (unless miscalculated).

Section 2.12 Interest. (a) (i) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in US Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings, and (ii) Swingline Loans denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Borrowings.

(b) (i) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted LIBOR Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate or the CDOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate for Term Benchmark Borrowings, (ii) each RFR Loan denominated in Sterling shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate for RFR Loans and (iii) each RFR Loan denominated in Swiss Francs shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate for RFR Loans.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans or Canada Rate Prime Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canada Prime Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days (except that interest (i) computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Australian Dollars or Canadian Dollars shall be computed on the basis of a year of 365 days) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted LIBOR Rate, Adjusted AUD Rate, CDOR Rate, Adjusted EURIBOR Rate, Central Bank Rate, Daily Simple RFR, Adjusted Daily Simple RFR or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(g) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.12, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.12(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(h) If, as a result of any restatement of or other adjustment to the financial statements of the Administrative Borrower or for any other reason, the Administrative Borrower or the Administrative Agent determines that (i) the Consolidated Leverage Ratio as calculated by the Administrative Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Administrative Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for the limited period ending on the date that is the later to occur of (x) one year following the date upon which such termination and repayment occurred and (y) two months following the date upon which the Administrative Borrower’s annual audited financial statements, which include the period during which such termination and repayment occurred, become publicly available.

Section 2.13 Market Disruption; Alternate Rate of Interest(a) . (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, the LIBOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the CDOR Rate, the Adjusted AUD Rate or the AUD Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted LIBOR Rate, the LIBOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the CDOR Rate, the Adjusted AUD Rate or the AUD Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.3, (A) for Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing, (B) for Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for a Canadian Prime Borrowing and (C) for Loans denominated in an Alternative Currency (other than Canadian Dollars), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or RFR Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Administrative Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.3, (A) for Loans denominated in US Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, (B) for Loans denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Canadian Prime Loan and (C) for Loans denominated in an Alternative Currency (other than Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Administrative Borrower’s election prior to such day: (A) be prepaid by the Administrative Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Administrative Borrower’s election, shall either (A) be converted into ABR Loans denominated in US Dollars (in an amount equal to the US Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in US Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Administrative Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the LIBOR Rate, EURIBOR Rate, CDOR Rate or AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Administrative Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) each Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in US Dollars into a request for a Borrowing of or conversion to an ABR Borrowing, (y) each Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to a Canadian Prime Borrowing or (z) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (A) for Loans denominated in US Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, (B) for Loans denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Canadian Prime Loan on such day and (C) for Loans denominated in an Alternative Currency (other than Canadian Dollars), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Administrative Borrower’s election prior to such day: (1) be prepaid by the Administrative Borrower on such day or (2) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time ; and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Administrative Borrower’s election, shall either (A) be converted into ABR Loans denominated in US Dollars (in an amount equal to the US Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.14 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or Letters of Credit participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate, Adjusted AUD Rate or the Adjusted EURIBOR Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) and (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines (absent manifest error) that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) With respect to a Swiss Borrower, the interest rates provided for in this Agreement are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments, the payment of interest due by a Swiss Borrower shall be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to the respective Lender of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount (for the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at of the Effective Date of this Agreement 35%) unless in relation to the relevant Lender based on an applicable double tax treaty (or based on Swiss domestic tax laws), the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to the respective Lender), and such Swiss Borrower and each relevant Lender shall cooperate and use commercially reasonable efforts to provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the respective Lender to claim a refund of any Swiss Withholding Tax so deducted. If and to the extent a Lender receives a refund of Swiss Withholding Tax, it shall forward such amount, after deduction of costs, to the applicable Swiss Borrower.

Section 2.15 Break Funding Payments(a) . With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.18 or (v) the failure by the Administrative Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Administrative Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.18 or (iv) the failure by the Administrative Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Administrative Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and without duplication or any additional amount under this Section 2.16 has been paid, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and describing the basis for the indemnification claim delivered to such Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding Tax (including, for avoidance of doubt and without limitation, backup withholding and withholding pursuant to the Dutch Withholding Tax Act 2021) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a US Person,

(A) any Lender that is a US Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the applicable form of Exhibit H-3 or Exhibit H-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Amendment under FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent and Borrower to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(k) VAT. All amounts payable by any Loan Party to the Agents, the Lenders or the Issuing Bank shall be deemed to be exclusive of any VAT. If VAT is payable on any amount paid to the Agents, the Lenders or the Issuing Bank by any Loan Party, the Administrative Borrower or such other Loan Party shall pay to the Agents, the Lenders or the Issuing Bank an amount equal to the amount of the VAT.

Section 2.16A Certain Swiss Tax Matters

(a) A payment to a specific Lender shall not be increased under Section 2.14(e) or Section 2.16(a), if on the date on which the payment falls due the payment could have been made to the relevant Lender without a deduction of Swiss Withholding Tax if:

(i) such Lender had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority); or

(ii) such Lender had complied with its obligations in accordance with Section 10.4(b)(i), Section 10.4(b)(ii)(G), Section 10.4(c) and Section 10.4(d); or

(iii) such Lender, in relation to which a Swiss Borrower makes the payment, became a Lender as a result of such breach of Section 10.4(b)(i), Section 10.4(b)(ii)(G), Section 10.4(c), or Section 10.4(d);

(iv) the representations of such Lender included in this Section 2.16A, and in the Form of Assignment and Assumption (Exhibit A), would be accurate; or

(v) in case the Lenders have been indemnified under another provision of this Agreement.

(b) Each Swiss Borrower represents to the Administrative Agent and to the Lenders on the Effective Date of this third amendment that it is compliant with the Swiss Non-Bank Rules; it being understood that for the purpose of this representation, each Swiss Borrower has assumed that the aggregate number of Lenders under this Agreement which are Non-Qualifying Banks is five (5) (irrespective of whether or not there are, at any time, any such Lenders).

(c) Each Swiss Borrower undertakes to the Administrative Agent and to the Lenders that it shall be and remain compliant with the Swiss Non-Bank Rules; it being understood that each Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Non-Qualifying Banks is five (5) (irrespective of whether or not there are, at any time, any such Lenders).

(d) A Swiss Borrower shall not be in breach of its obligations under paragraphs (b) and (c) above, if a Swiss Non-Bank Rule is breached as a result of the representations of the Lender included in this Section 2.16A or in the Form of Assignment and Assumption (Exhibit A) being inaccurate, or one or more Lenders:

(i) breaching the assignment, transfer or exposure transfer restrictions pursuant to Section 10.4(b)(i), Section 10.4(b)(ii)(G), Section 10.4(c) or Section 10.4(d);

(ii) ceasing to be a Qualifying Bank; or

(iii) transferring to, or entering into other transactions with, persons not qualifying as Qualifying Banks after the occurrence of an Event of Default.

(e) Each Lender confirms on the Effective Date of this third amendment that it is a Qualifying Bank and it did not enter into any arrangement with another Person which is a Non-Qualifying Bank under which such Lender substantially transferred its exposure under this Agreement to a Participant unless under such arrangement and at all times while such arrangement is in effect (i) the relationship between such Lender and the applicable Participant is that of a debtor and creditor (including in the bankruptcy or similar event of such Lender or any Borrower), (ii) the applicable Participant has no proprietary interest in the benefit of this Agreement or in any monies received by such Lender under or in relation to this Agreement and (iii) the applicable Participant will under no circumstances (x) be subrogated to, or substituted in respect of, such Lender’s claims under this Agreement or (y) have otherwise any contractual relationship with, or rights against, any Borrower under, or in relation to, this Agreement.

(f) Any Lender which becomes a party to this Agreement in accordance with Section 10.4 on or after the Effective Date of this third amendment represents and warrants in the applicable Form of Assignment and Assumption (Exhibit A) which it executes on becoming a Lender, that it is (i) a Qualifying Bank or (ii) a Non-Qualifying Bank qualifying as one Lender only for purposes of the Swiss Non-Bank Rules and that each Swiss Borrower has confirmed that by becoming a Lender the Swiss Non-Bank Rules will still be complied with, unless an Event of Default has occurred and is continuing.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.19 or otherwise) prior to 12:00 noon, Local Time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set- off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent for the account of the Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Administrative Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 10.3 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) At any time that payments are not required to be applied in the manner required by Section 7.3, if at any time insufficient funds are received by the Agents from any Borrower (or from the Administrative Borrower as guarantor of the Obligations of such Borrower pursuant to Article IX) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Administrative Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date there is fixed for prepayment by notice from a Borrower to the Administrative Agent pursuant to Section 2.10(b)), notice from a Borrower that such Borrower will not make such payment or prepayment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.4(c), 2.5(d) or (e), 2.6(b), 2.17(d) or 10.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of the foregoing clauses (i) and (ii), in any order as determined by the Administrative Agent in its discretion.

Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or 2.19 or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or if any Borrower is required to pay any additional interest to any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.19 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14 or 2.19, (ii) if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Loan Party is required to pay any additional interest to any Lender pursuant to Section 2.19, (iv) any Lender becomes a Defaulting Lender, (v) any Lender ceases to be a Qualifying Lender, or (vi) any Lender becomes a Non-Consenting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents, (x) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.19 or payments required to be made pursuant to Section 2.16 or additional interest required pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, within five Business Days after being notified that the applicable Borrower proposes to require a Lender to make such assignment and delegation hereunder, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Administrative Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(c) In the event that (i) the Administrative Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.2 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 2.19 Foreign Subsidiary Costs. (a) Without duplication of any costs imposed under Section 2.14, if the cost to any Lender of making or maintaining any Loan to any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, due to a Change in Law and by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America or Canada, such Borrower shall indemnify such Lender for such increased cost or reduction within 30 days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b) Each Lender will promptly notify the Administrative Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

Section 2.20 Redenomination of Certain Alternative Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Administrative Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Section 2.21 Designation of US Subsidiary Borrowers and Foreign Borrowers. The Administrative Borrower may at any time and from time to time designate (a) any US Subsidiary as a US Subsidiary Borrower, or (b) any Foreign Subsidiary as a Foreign Borrower, in each case by (i) delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower, (ii) delivery to the Administrative Agent and the Lenders of all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Beneficial Ownership Regulation and (iii) obtaining the consent of each Lender that such designated US Subsidiary Borrower and Foreign Borrower is acceptable as a Borrower under the Loan Documents; provided, however, that, no such Foreign Subsidiary shall be designated or otherwise added as a Foreign Borrower if the addition of such Foreign Subsidiary as a Foreign Borrower would result in payments from such Foreign Subsidiary to any recipient hereunder being subject to Taxes that are not Indemnified Taxes. Upon such deliveries and receipt of consents such Subsidiary shall for all purposes of this Agreement be a US Subsidiary Borrower or a Foreign Borrower, as the case may be, and a party to this Agreement. Any US Subsidiary Borrower and Foreign Borrower shall continue to be a Borrower and a party hereunder until the Administrative Borrower shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Borrower, whereupon such Borrower shall cease to be a Borrower and a party hereunder. Notwithstanding the preceding sentence, (a) no Borrower Joinder Agreement shall become effective as to any US Subsidiary Borrower or any Foreign Borrower if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans to such Subsidiary as provided herein and (b) no Borrower Termination Agreement will become effective as to any US Subsidiary Borrower or any Foreign Borrower until all Loans made to such Subsidiary shall have been repaid and all amounts payable by such Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under this Agreement by such Subsidiary) shall have been paid in full; provided that such Borrower Termination Agreement shall be effective to terminate the right of such Subsidiary to request or receive further Borrowings under this Agreement.

Section 2.22 Increase in Commitments. Following the Effective Date, the Administrative Borrower shall have the right upon one or more occasions by written notice to the Administrative Agent (a “Commitment Increase Notice”) to request an increase in the aggregate Commitment (the amount of increase requested on any occasion being referred to herein as the “Increase Amount”), in an aggregate amount of up to US$250,000,000 for all such increases, to a maximum aggregate Commitment of US$1,250,000,000 (less the aggregate amount of any Commitment reductions pursuant to Section 2.8); provided that at the time of the Commitment Increase Notice and at the time such request would become effective (i) no Default has occurred and is continuing or would exist after giving effect to such increase in the Commitment, and (ii) the Administrative Borrower will be in pro forma compliance with the covenant in Section 6.7 after giving effect to any funding in connection with such increase in the Commitment.

The Commitment Increase Notice shall be delivered by the Administrative Agent to the Lenders and shall specify a time period selected by the Administrative Borrower within which each Lender is requested to respond to such Commitment Increase Notice (which shall in no event be less than ten Business Days from the date of delivery of such Commitment Increase Notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount of such increase. Any such Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Administrative Borrower and each Lender of such other Lender’s responses to each request made hereunder. After the expiration of the time period set forth in the Commitment Increase Notice or receipt by the Administrative Agent of responses to the Commitment Increase Notice from each of the Lenders, then the Administrative Borrower may, to achieve the full amount of the requested increase in the Commitments, invite one or more other Persons (other than individuals) (an “Additional Lender”) that have agreed to provide all or any portion of the Increase Amount and that are acceptable to each of the Administrative Agent, Swingline Lender and Issuing Bank (such consent not to be unreasonably withheld or delayed) (it being agreed that any Lender as of the date of the Commitment Increase Notice would be acceptable) and such Persons may be admitted as a Lender party to this Agreement in accordance with the provisions of Section 10.4(e). None of the Administrative Agent, the joint lead arrangers or any other Lender shall have any obligation or other commitment to provide all or any portion of the Increase Amount. No consent of any Lender (other than any Lender providing a portion of the Increase Amount) shall be required to give effect to the Increase Amount.

Any such increase in the Commitment shall become effective upon written notice by the Administrative Agent (which shall be promptly delivered by the Administrative Agent) to the Administrative Borrower and the Lenders specifying the effective date of such increase in Commitment, together with a revised Schedule 2.1 stating the new Commitment, and, in respect thereof, the Commitment of each Additional Lender, the respective continuing Commitment of the other Lenders and the new Revolving Credit Exposure of the Lenders.

Upon the effective date of the increased Commitment, each Additional Lender shall make all (if any) such payments to the Administrative Agent for distribution to the other Lenders as may be necessary to result in the respective Revolving Loans held by such Additional Lender and the other Lenders being equal to such applicable Lender’s Applicable Percentage of the aggregate principal amount of all Revolving Loans outstanding as of such date. The Administrative Borrower hereby agrees that any Additional Lender so paying any such amount to the other Lenders pursuant to the preceding sentence shall be entitled to all the rights of a Lender having Commitments hereunder in respect of such amounts, that such payments to such other Lenders shall thereafter constitute Revolving Loans made by such Additional Lender hereunder and that such Additional Lender may exercise all of its right of payment with respect to such amounts as fully as if such Additional Lender had initially advanced to the Administrative Borrower directly the amount of such payments. If any such adjustment payments pursuant to the preceding sentences of this Section 2.22 are made by an Additional Lender to other Lenders at a time other than the end of an Interest Period in the case of all or any portion of Revolving Loans constituting Term Benchmark Loans, the Administrative Borrower shall pay to each of the Lenders receiving any such payment, at the time that such payment is made pursuant to this Section 2.22, the amount that would be required to be paid by the Administrative Borrower pursuant to Section 2.15 had such payments been made directly by the Administrative Borrower.

Section 2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) any payment of principal, interest, fees or other amounts received by the Agents for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Agents from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Agents as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agents; fifth, if so determined by the Agents and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.2); provided, that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) such reallocation does not cause the Revolving Credit Exposure of any such non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment, and (C) the conditions set forth in Section 4.2 are satisfied at such time; provided that if, on any date thereafter during the period in which such Lender remains a Defaulting Lender, such conditions are satisfied, such reallocation shall occur on such later date;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.5(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with clause (c) above, and (ii) Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued, amended, renewed or extended Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.1 Organization; Powers. Each Loan Party is duly organized or formed, validly existing and in good standing (or its jurisdictional equivalent, if any) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.2 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any law or regulation, applicable to the Administrative Borrower or any of its Material Subsidiaries in any material respect or the charter, by-laws or other organizational documents of the Administrative Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Administrative Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Loan Parties, and (d) will not result in the creation or imposition of any Lien on any material asset of the Administrative Borrower or any of its Subsidiaries.

Section 3.4 Financial Condition. The Administrative Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2020, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Administrative Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

Section 3.5 Properties. (a) Each of the Administrative Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) The Administrative Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Administrative Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Administrative Borrower or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions, as of the date of this Agreement.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Administrative Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 3.7 Compliance with Laws and Agreements. Each of the Administrative Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.8 Investment and Holding Company Status. Neither the Administrative Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005.

Section 3.9 Taxes. (a) Except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Effect: (a) each of the Administrative Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (within any applicable extension) and (b) has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

(b) Each Swiss Borrower represents to the Administrative Agent and to the Lenders that it is compliant with the Swiss Non-Bank Rules (it being understood that, for the purpose of this representation, each Swiss Borrower has assumed that the aggregate number of Lenders under this Agreement which are Non-Qualifying Banks is five (5) (irrespective of whether or not there are, at any time, any such Lenders)). This representation shall not be breached if the number of Lenders being Non-Qualifying Banks under the Swiss Non-Bank Rules is exceeded solely as a result of:

(A) a Lender had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank as a result of any reason attributable to such Lender or as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority);

(B) any non-compliance by a Lender with its obligations in accordance with Section 10.4(b)(ii)(G);

(C) a Lender making a misrepresentation as to its status as a Qualifying Bank; or

(D) any assignment or transfer to new Lenders which are Non-Qualifying Banks after the occurrence of an Event of Default.

Section 3.10 ERISA and Pensions. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than US$12,500,000, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans by more than US$12,500,000. For greater certainty, this subsection does not apply to Canadian Benefit Plans or Canadian Pension Plans.

(b) As of the date hereof, Schedule 3.10(b) lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained by or contributed to by the Loan Parties and their Subsidiaries. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries are in material compliance with and have performed all of their respective obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.10(b) and other than routine claims for benefits, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There has been no partial termination of any Canadian Pension Plan and, to any Loan Party’s knowledge, no facts or circumstances have occurred or existed which could result in a partial termination of any Canadian Pension Plans. Except for the BC Target Benefit Pension Plan disclosed in Schedule 3.10(b), no Loan Party has contributed to, administered or has any liability under (currently or in the past five years) any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada) (“Canadian Defined Benefit Plan”).

Section 3.11 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, to the best knowledge of the Borrowers, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12 Subsidiaries. As of the date hereof, Schedule 3.12 is a complete list of each of the Administrative Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation.

Section 3.13 Federal Regulations. Neither the Administrative Borrower nor any of its Subsidiaries is engaged or will engage in any activities, nor shall use any portion of the proceeds of the Loans be used for any purpose, which in either case violate or are inconsistent with (i) the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or (ii) the regulations or other requirements of any Resolution Authority.

Section 3.14 Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of such Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary, any of their respective directors or officers or to the knowledge of such Borrower or such Subsidiary employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. The foregoing representations in this Section 3.14 will not apply to any party hereto (A) to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union and the United Kingdom) or (ii) any similar blocking or anti-boycott law in the United Kingdom, or (B) that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 3.15 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.16 Plan Assets; Prohibited Transactions. None of the Borrowers or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV.

CONDITIONS

Section 4.1 Effective Date. The Existing Credit Agreement shall not be amended and restated, and the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective, until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of the Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of each Loan Document.

(b) The Administrative Agent shall have received a written opinion (addressed to the Agents and the Lenders and dated the Effective Date) of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Administrative Borrower and each other Loan Party, (ii) Dentons Canada LLP, local counsel to the Canadian Borrowers, (iii) NautaDutilh New York P.C., local counsel to IDEXX B.V. and IDEXX Laboratories B.V. and (iv) Bär & Karrer AG, local counsel to IDEXX Laboratories GmbH, and, in each case, covering such other matters relating to each Loan Party, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Administrative Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions (including for the avoidance of doubt any authorization under the Dutch Works Councils Act (Wet op de ondernemingsraden)) and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Administrative Borrower, confirming compliance with the conditions set forth in paragraphs (f) and (h) of this Section 4.1 and paragraphs (a) and (b) of Section 4.2.

(e) The Administrative Agent shall have received all fees and other amounts due and payable pursuant to this Agreement on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Administrative Borrower hereunder.

(f) The Administrative Agent shall have received evidence that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Administrative Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(g) The Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Administrative Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and satisfactory unaudited interim consolidated financial statements of the Administrative Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to the foregoing clause (i) as to which such financial statements are available.

(h) Since December 31, 2020, there shall not have occurred any Material Adverse Effect.

(i) The Administrative Agent shall have received evidence satisfactory to it that, substantially simultaneously with the funding of any Loans on the Effective Date, (x) all commitments under the Existing Credit Agreement (other than those continuing as Commitments under this Agreement) shall terminate and the applicable Borrower or Borrowers shall have repaid the principal of all outstanding loans thereunder and paid all accrued interest, fees and other amounts owing thereunder and (y) all amounts owing to any Non-Consenting Lender under the Existing Credit Agreement immediately prior to the Effective Date shall have been repaid in full. The Lenders that are Existing Lenders hereby waive (i) any provision under the Existing Credit Agreement requiring advance written notice in order to repay any “Loans” or terminate any “Commitments” under and as defined in the Existing Credit Agreement, it being understood that such “Commitments” (other than those continuing as Commitments under this Agreement) shall automatically terminate on the Effective Date and (ii) any breakage fees in respect of the repayment, on the Effective Date, of such outstanding “Loans” under and as defined in the Existing Credit Agreement.

(j) The Administrative Agent and the Lenders shall have received (i) all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (ii) such other documents and instruments as are customary for transactions of this type or as they may reasonably request, (iii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Administrative Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (iii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not any continuation or conversion of any Borrowing), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Administrative Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.3 Initial Credit Event for each Additional Borrower. The obligation of each Lender to make Loans to any Borrower that becomes a Borrower after the Effective Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Transactions, including, with respect to any Borrower organized under the laws of any jurisdiction outside of the United States, a legal opinion from Borrower’s counsel in such jurisdiction, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Beneficial Ownership Regulation.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:

Section 5.1 Financial Statements and Other Information. The Administrative Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Administrative Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Administrative Borrower, its consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Administrative Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.7 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Administrative Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange or any applicable securities commission in Canada, or distributed by the Administrative Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Administrative Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Any delivery of the items required to be delivered by (i) clauses (a), (b), and (d) of this Section by the Administrative Borrower shall be deemed to have been delivered to the Administrative Agent and the Lenders upon the filing of such items with the SEC or other applicable securities commission, provided that such items are readily available for public viewing on EDGAR, or (ii) clause (c) of this Section by the Administrative Borrower shall be deemed satisfied by delivery to the Administrative Agent of such items for posting to Intralinks or other such similar system (to the extent Intralinks or such other system has been established, is functioning and is accessible to each Lender).

Section 5.2 Notices of Material Events. The Administrative Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Administrative Borrower and its Subsidiaries with respect to any Plan in an aggregate amount exceeding US$12,500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.2 of Fourth Amended and Restated Credit Agreement dated as of December 9, 2021” and (iii) shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Administrative Borrower (a) will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business, and (b) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Administrative Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

Section 5.4 Payment of Obligations. The Administrative Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Administrative Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Maintenance of Properties; Insurance. The Administrative Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Administrative Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of clause (a) herein, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect;

Section 5.6 Books and Records; Inspection Rights. The Administrative Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Administrative Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly), all at such reasonable times during normal business hours and as often as reasonably requested, provided that such visits shall not occur more than once per calendar year unless an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained herein, (i) the Administrative Agent and the Lenders shall, in the ordinary course, give the Administrative Borrower the opportunity, upon reasonable advance notice, to participate in any discussions with the independent accountants and officers of the Administrative Borrower and its Subsidiaries but shall have the right in its reasonable determination to have such discussions without such participation, and (ii) none of the Administrative Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (C) is subject to attorney-client or similar privilege.

Section 5.7 Compliance with Laws. The Administrative Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Administrative Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The affirmative covenant in this Section 5.7 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such covenant is or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union and the United Kingdom) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

Section 5.8 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes of the Administrative Borrower and its Subsidiaries, including stock repurchases, acquisitions and the refinancing of other indebtedness (including any indebtedness and any other amounts outstanding under the Existing Credit Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall ensure that their Subsidiaries and their or their Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (B) and (C) of this Section 5.8 will not apply to any party hereto (x) to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union or the United Kingdom) or (ii) any similar blocking or anti-boycott law in the United Kingdom, or (y) that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 5.9 Swiss Borrowers. Each Swiss Borrower undertakes to the Administrative Agent and to the Lenders that it shall be and remain compliant with the Swiss Non-Bank Rules; it being understood that each Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Non-Qualifying Banks is five (5) (irrespective of whether or not there are, at any time, any such Lenders). This undertaking shall not be breached if the number of Lenders being Non-Qualifying Banks under the Swiss Non-Bank Rules is exceeded solely as a result of:

(i) a Lender had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank as a result of any reason attributable to such Lender or as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing authority);

(ii) any non-compliance by a Lender with its obligations in accordance with Section 9.04(b)(ii)(G);

(iii) a Lender making a misrepresentation as to its status as a Qualifying Bank; or

(iv) any transfer to new Lenders which are Non-Qualifying Banks after the occurrence of an Event of Default.

Section 5.10 Additional Subsidiaries. In the event the Administrative Borrower acquires or creates any Material US Subsidiaries or if any existing Subsidiary becomes a Material US Subsidiary after the Effective Date, the Administrative Borrower shall forthwith promptly (and in any event within 15 Business Days after knowledge of such Subsidiary being a Material US Subsidiary) cause such Subsidiary to become a Subsidiary Guarantor by execution and delivery of documentation as the Administrative Agent may reasonably request in connection therewith; provided that, at the reasonable discretion of the Administrative Agent, no such Material US Subsidiary shall be required to become a Subsidiary Guarantor to the extent that doing so would be reasonably likely to cause material adverse tax consequences to the Administrative Borrower and its Subsidiaries, and provided further that no such Subsidiary, that is a special purpose entity to be used solely for the purpose of engaging in Permitted Receivables Financings, will be required to become a Subsidiary Guarantor.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:

Section 6.1 Indebtedness. The Administrative Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and up to the full commitment with respect to such Indebtedness as set forth in Schedule 6.1 and any extensions, renewals or replacements of any such Indebtedness to the extent the principal amount thereof is not increased beyond the commitment amount set forth in Schedule 6.1;

(c) Indebtedness of any Subsidiary to a Borrower or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of a Borrower or any other Subsidiary;

(e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$62,500,000 at any time outstanding;

(f) Cash Pooling Obligations (i) owing from any Subsidiary to another Subsidiary or (ii) owing from any Subsidiary to any third party financial institution providing the cash management services in an aggregate amount not exceeding the aggregate amount of cash and cash equivalents securing such Cash Pooling Obligations;

(g) Indebtedness of any Subsidiary as an account party in respect of issued and undrawn (i) standby letters of credit in an amount not to exceed US$12,500,000, and (ii) trade letters of credit; and

(h) additional Indebtedness of Subsidiaries in a principal amount not to exceed 10% of the Administrative Borrower’s consolidated assets as of the most recently ended fiscal quarter for which financial statements are available.

Section 6.2 Liens. The Administrative Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Administrative Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Administrative Borrower or any Subsidiary and (ii) to the extent such Lien is on assets of a Subsidiary, such Lien shall secure only those obligations which it secures on the date hereof, up to the full commitment amount of Indebtedness as set forth on Schedule 6.1 or Schedule 6.2 and any extensions, renewals or replacements of any such Indebtedness to the extent the principal amount thereof is not increased beyond the commitment amount set forth on Schedule 6.1;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Administrative Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Administrative Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or any refinancing or replacement of such obligation which does not increase the principal amount of any such obligations), as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Administrative Borrower; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (iii) such security interests shall not apply to any other property or assets of the Administrative Borrower or any Subsidiary, and (iv) the Indebtedness secured thereby, together with the Indebtedness secured pursuant to Section 6.2(e), does not exceed US$125,000,000 in the aggregate;

(e) Liens on fixed or capital assets acquired, constructed or improved by any Subsidiary; provided that (i) to the extent such Lien is on assets of a Subsidiary, such security interests secure Indebtedness permitted by clause (e) of Section 6.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Administrative Borrower or any Subsidiary;

(f) Liens on any cash and cash equivalents securing Cash Pooling Obligations permitted by Section 6.1(f)(ii);

(g) Liens securing Indebtedness permitted by clause (h) of Section 6.1;

(h) Liens against the assets of any Borrower that is an employer under a Canadian Pension Plan, in respect of employee contributions withheld or remitted, until such time as the contributions are due to be paid into the fund of a Canadian Pension Plan pursuant to applicable law;

(i) any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions; and

(j) (i) Liens on receivables and related assets arising in connection with a Permitted Receivables Financing, (ii) Liens created in connection with a disposition pursuant to a Permitted Receivables Financing, and (iii) Liens on shares of any special purpose entity in connection with a Permitted Receivables Financings; provided, however, that any Indebtedness secured by Liens permitted under this clause (j) together with all Indebtedness secured by Liens permitted under clause (g) of this Section, without duplication, shall not exceed 10% of the Administrative Borrower’s consolidated assets as of the most recently ended fiscal quarter for which financial statements are available.

Section 6.3 Fundamental Changes. Except as set forth in Schedule 6.3, the Administrative Borrower will not, and will not permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or divide, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary that is not a Borrower may merge or amalgamate with any Borrower in a transaction in which a Borrower is the surviving corporation or the amalgamated corporation,

(b) any Subsidiary that is not a Borrower may merge or amalgamate with any Subsidiary that is not a Borrower in a transaction in which the surviving entity or the amalgamated entity is a Subsidiary;

(c) any Subsidiary may merge or amalgamate with any Person in a transaction in which the surviving entity or the amalgamated entity is a Subsidiary;

(d) any Borrower (other than the Administrative Borrower) may merge or amalgamate with any Person in a transaction in which the surviving entity or the amalgamated entity is a Borrower and the Administrative Borrower may merge or amalgamate with any Person in a transaction in which the surviving entity or the amalgamated entity is the Administrative Borrower;

(e) the Administrative Borrower and any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Borrower or to another Subsidiary;

(f) any Subsidiary that is not a Borrower may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders;

(g) the Administrative Borrower and any Subsidiary may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), assets and properties so long as the net book value of all such dispositions from and after the Effective Date, shall not, in the aggregate, exceed 25% of the Administrative Borrower’s consolidated tangible assets as set forth on the Administrative Borrower’s most recently delivered audited financial statements delivered pursuant to Section 4.1(g) and Section 5.1; and

(h) any Person may merge or amalgamate with and into any Borrower (provided that the Borrower shall be the continuing, amalgamated or surviving entity) or any of its direct or indirect wholly- owned Subsidiaries (provided that the direct or indirect wholly-owned Subsidiaries shall be the continuing, amalgamated or surviving entity) in an Acquisition.

Section 6.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Administrative Borrower in its Subsidiaries (or Persons that become Subsidiaries at the time of such investment);

(c) investments by Subsidiaries in other Subsidiaries (or Persons that become Subsidiaries at the time of such investment);

(d) loans or advances made by a Borrower to any Subsidiary and made by any Subsidiary to a Borrower or any other Subsidiary;

(e) Guarantees constituting Indebtedness not prohibited by Section 6.1;

(f) investments pursuant to Acquisitions;

(g) investments in non-Subsidiaries (not constituting an Acquisition); provided, that all such investments after the date hereof shall not exceed, in the aggregate, an amount equal to 20% of the Administrative Borrower’s consolidated assets for the most recently ended fiscal quarter for which financial statements are available prior to such investment;

(h) investments in and obligations under Swap Agreements that are not for speculative purposes; and

(i) investments, loans, advances, guarantees and acquisitions disclosed in Schedule 6.4.

Section 6.5 Transactions with Affiliates. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Administrative Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Administrative Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) transactions otherwise expressly permitted by this Article VI, (d) all transactions among or between the Administrative Borrower and/or one or more Subsidiaries are permitted if done in connection with a Permitted Receivables Financing, and (e) other transactions involving aggregate payments or other market value in an amount not to exceed US$25,000,000.

Section 6.6 Restrictive Agreements. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Administrative Borrower or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Administrative Borrower or any other Subsidiary or to Guarantee Indebtedness of the Administrative Borrower or any other Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions (x) existing on the date hereof identified on Schedule 6.6 (but shall apply to any extension, renewal, amendment or modification, in each case, expanding the scope of, any such restriction or condition) or (y) pursuant to the provisions governing Indebtedness permitted pursuant to clause (f) or (h) of Section 6.1, so long as such restrictions are not more restrictive than any restriction in this Agreement, (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) the foregoing clause (a) shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof or the subject matter thereof; (vi) the foregoing clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to any unsecured private placement Indebtedness of the Administrative Borrower or any Subsidiary to the extent that such agreement requires that the holders of such Indebtedness obtain at least pari passu benefit of any Lien granted to other senior unsecured creditors and (vii) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed on the Administrative Borrower and its Subsidiaries in connection with or in furtherance of any Permitted Receivables Financings.

Section 6.7 Financial Covenants. (a) The Administrative Borrower will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period to be greater than 3.50:1.00.

(b) For purposes of determining the Consolidated Leverage Ratio for any Reference Period, there shall be (i) included, at the Administrative Borrower’s discretion, in Consolidated EBITDA all Consolidated EBITDA attributable to any Person or business acquired by (and thereafter owned by) the Administrative Borrower or any Subsidiary of the Administrative Borrower during such period as if such Person or business had been acquired on the day before the first day of such period and (ii) excluded from such Consolidated EBITDA all Consolidated EBITDA attributable to any Person or business disposed of by the Administrative Borrower or any Subsidiary of the Administrative Borrower during such period as if such Person or business were disposed of on the first day of such period. For purposes hereof, the Consolidated EBITDA attributable to any such acquired or disposed Person or business prior to the date of acquisition or disposition thereof shall be determined in a manner consistent with the method for determining Consolidated EBITDA hereunder.

Section 6.8 Sanctions Laws and Regulations. (a) The Administrative Borrower will not, and will not permit any of its Subsidiaries to, directly, or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of any Sanctions by any party to any Loan Document.

(b) None of the funds or assets of any Borrower that are used to pay any amount due pursuant to any Loan Document shall constitute funds obtained from transactions with or relating to Sanctioned Persons that would result in a violation of any Sanctions by any party to any Loan Document.

(c) The foregoing negative undertakings in this Section 6.8 will not apply to any party hereto (A) to which the Blocking Regulation applies, if and to the extent that such undertakings are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union and the United Kingdom) or (ii) any similar blocking or anti-boycott law in the United Kingdom or (B) that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such undertakings would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.1 Events of Default. Each of the Following shall constitute an “Event of Default” (each, an “Event of Default”):

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Administrative Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any Loan Document, or any amendment or modification thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to any Borrower’s existence) or 5.8 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to any Borrower (which notice will be given at the request of any Lender);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, beyond any applicable grace or cure period;

(g) any event or condition occurs (and continues beyond any applicable grace or cure period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any requirement to deliver cash, shares of common stock of the Administrative Borrower or a combination of cash and shares of common stock of the Administrative Borrower to the holders of Convertible Indebtedness upon conversion thereof (other than any right to so convert such Indebtedness that is triggered by an event of default, a change of control or a similar event, however denominated), or (iii) any right of any holder of Convertible Indebtedness to require the repurchase, repayment or redemption of such Convertible Indebtedness on a predetermined date provided in the documentation for such Convertible Indebtedness (other than any right to so require the repurchase, repayment or redemption of such Convertible Indebtedness that is triggered by an event of default, a change of control or a similar event, however denominated) or, for the avoidance of doubt, any offer to repurchase, repay or redeem Convertible Indebtedness on such date or the delivery of a notice with respect thereto;

(h) an involuntary case, action or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief as well as the opening of bankruptcy proceedings in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver manager, trustee, monitor, custodian, sequestrator, conservator or similar official for the Borrowers or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such case, action, proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any case, action or proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver manager, trustee, monitor, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such case, action or proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall admit in writing its inability to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$25,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment that is not promptly stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries with respect to any Plan, in an aggregate amount exceeding US$12,500,000 from and after the Effective Date;

(m) a Change in Control shall occur; or

(n) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document.

Section 7.2 Events of Default. If an Event of Default occurs (other than an event with respect to any Borrower described in Sections 7.1(h) or 7.1(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, (including the Swingline Commitments and the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately,

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and

(c) require cash collateral for the LC Exposure in accordance with Section 2.5(j) hereof; and

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law.

If an Event of Default described in Sections 7.1(h) or 7.1(i) occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder and under any other Loan Document including any break funding payment or prepayment premium, shall automatically become due and payable to a cash collateral account, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 7.3 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Administrative Borrower or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.23, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.3 and amounts pursuant to Section 2.11 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 10.3) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to Section 2.5 or 2.23, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.5 or 2.23, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.3;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII.

THE AGENTS

Section 8.1 Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints each entity named as an Agent in the heading of this Agreement and its successors and assigns to serve as an agent under the Loan Documents and each Lender and each Issuing Bank authorizes such Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the respective Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receive an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that any Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of their respective Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) No Agent assumes and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to any Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by any Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by any Agent for its own account;

(d) Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder. No Arranger shall have no duties, responsibilities or obligations to, and no authority to act for, any other party to this Agreement by virtue of its status as Arranger hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and any Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to any Agent and, in the event that any Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to any Agent any amount due to it, in its capacity as Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Agents to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.2 Agents’ Reliance, Indemnification, Etc. (a) Neither the Agents nor any of their respective Related Parties shall be (i) liable to any Lender for any action taken or omitted to be taken by such party, any Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) Each Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.2 unless and until written notice thereof stating that it is a “notice under Section 5.2” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Administrative Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Administrative Borrower, a Lender or an Issuing Bank. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agents or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agents. Notwithstanding anything herein to the contrary, the Agents shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrowers, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or US Dollar Equivalent.

(c) Without limiting the foregoing, the Agents (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agents shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, request, certificate, consent, statement, instrument, document or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.3 Posting of Communications. (a) Each Borrower agrees that any Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agents from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that no Agent is responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Agents in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and each Borrower agrees that the Agents may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agents’ generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.4 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as an Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Administrative Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as an Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.5 Successor Agent. (a) Each Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Administrative Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent (in the case of a resignation by any other Agent) shall have the right, in consultation with the Administrative Borrower, to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Administrative Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Administrative Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to such Agent for the account of any Person other than such Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to such Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of such Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.

Section 8.6 Acknowledgements of Lenders and Issuing Banks. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon any Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non- public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agents or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.6(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.7 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agents, in their sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that none of the Agents, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.8 No Fiduciary Capacity. Each Agent, each Arranger, each Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Administrative Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE IX.

GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Administrative Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Administrative Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Administrative Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Administrative Borrower hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Administrative Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Administrative Borrower to subrogation.

The Administrative Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Administrative Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations owed by the Administrative Borrower to the Agents, the Issuing Banks and the Lenders), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations owed by the Administrative Borrower to the Agents, the Issuing Banks and the Lenders).

The Administrative Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Administrative Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Administrative Borrower hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Administrative Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Administrative Borrower shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

The Administrative Borrower guarantees that the Obligations of the other Borrowers shall be paid strictly in accordance with the terms of the Facilities. The liability of the Administrative Borrower under this Article IX is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non- perfection of any collateral, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Facility Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrowers.

Upon payment by the Administrative Borrower of any sums as provided above, all rights of the Administrative Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Administrative Borrower hereunder except the full performance and payment of the Obligations.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Administrative Borrower, to it at One IDEXX Drive, Westbrook, Maine 04092, Attention of Chief Financial Officer (Telecopy No.(207) 556-4347); with a copy to Office of General Counsel.

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Servicing Team – Wholesale Lending Services, 10 South Dearborn St, Floor L2, Chicago, IL 60603, Attention of Tiara Smith (Email: tiara.n.smith@jpmorgan.com);

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, N.A., Attention: Loan and Agency Servicing Team, 10 South Dearborn St. Floor L2, Chicago, IL 60603-2003, Attention: Chicago LC Agency Activity Team (Telecopy No. (888) 292-9533);

(iv) if to the Toronto Agent, to JPMorgan Chase Bank, N.A., Toronto Branch, 10 South Dearborn, L2, Chicago, IL 60603, Attention of Jessica Gallegos (Telecopy No. (844) 235-1788), with a copy to the Administrative Agent as provided under clause (ii) above;

(v) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, L2 floor, Chicago, IL 60603, Attention of Tiara Smith (Email: tiara.n.smith@jpmorgan.com); and

(vi) if to any other Lender, or any Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13(b), (c) and (d) and Section 10.2(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders or by the Administrative Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.8(c) or Section 2.17(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.23(b) or 7.3 or any provisions of Article IX without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Alternative Currency” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vii) except as otherwise expressly permitted in any Loan Document (including Section 2.21 hereof), release any Borrower from its obligations under any Loan Document without the written consent of each Lender, or (viii) except as otherwise expressly permitted in any Loan Document (including Section 10.15 hereof), release all or substantially all of the Subsidiary Guarantors from their respective obligations under the Subsidiary Guarantee Agreement or limit their liability in respect thereof or their obligation to become a party thereto, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.5 without the prior written consent of the Administrative Agent and the Issuing Banks.

(c) If the Administrative Agent and the Administrative Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Administrative Borrower shall be permitted to amend, modify or supplement such provision in a manner that is not adverse to the Lenders to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 10.3 Expenses; Indemnity; Damage Waiver. (a) The Administrative Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Agents and one local counsel in each relevant jurisdiction material to the interests of the Agents taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out- of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, each Issuing Bank or any Lender, including the fees, charges and disbursements of one primary counsel for the Agents, each Issuing Bank or any Lender and one local counsel in each relevant jurisdiction material to the interests of the Agents and Lenders taken as a whole (and, in the case of any actual or perceived conflict of interest, separate counsels for each such group of similar situated Persons), in connection with the enforcement or protection of its rights after a Default in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder after a Default, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Administrative Borrower shall indemnify the Agents, each Issuing Bank, each Arranger, each Syndication Agent, each Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of one primary counsel for any Indemnitee and one local counsel in each relevant jurisdiction material to the interests of the Indemnitees taken as a whole (and, in the case of any actual or perceived conflict of interest, separate counsels for each such group of similar situated Persons), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Administrative Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Administrative Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by a Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether commenced by any Borrower or any Related Party of any Borrower or by a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith breach of contract or willful misconduct of such Indemnitee or (y) result from claims by one Lender against another Lender which do not involve an act or omission of any Borrower or any Related Party of any Borrower (excluding claims against any Indemnitee in its capacity or fulfilling its role as an Agent, Swingline Lender, Arranger or an Issuing Bank hereunder). This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by the Administrative Borrower under paragraph (a) or (b) of this Section 10.3 to each Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Administrative Borrower and without limiting the obligation of the Administrative Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Indemnitee harmless from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law (i) no Borrower shall assert, and the Borrowers hereby waive, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that is a Qualified Bank and issues any Letter of Credit), except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that is a Qualifying Bank and issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (provided that each of such assignees is a Qualifying Bank, or, if it is a Non-Qualifying Bank, that after such assignment each Swiss Borrower would still be in compliance with the Swiss Non-Bank Rules) (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed being understood and agreed that withholding consent in the case of an assignment or transfer to a Non-Qualifying Bank shall not be considered unreasonable)) of:

(A) the Administrative Borrower; provided that the Administrative Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided further, that no consent of the Administrative Borrower shall be required if (I) the assignee is a Lender, an Affiliate of a Lender which is a Qualifying Bank or an Approved Fund which is a Qualifying Bank, and in each case (x) agrees to maintain any Loans to the Canadian Borrowers at its Canadian Lending Office until any Event of Default occurs and (y) demonstrates to the reasonable satisfaction of the Administrative Borrower that it can lend funds denominated in Alternative Currencies without additional cost to the Borrowers, or (II) an Event of Default has occurred and is continuing;

(B) the Administrative Agent;

(C) the Swingline Lender; and

(D) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender (which is a Qualifying Bank) or an Approved Fund (which is a Qualifying Bank), or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, a binding agreement enforceable by the Administrative Borrower incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of US$3,500;

(D) the assignee shall deliver to the Administrative Agent, withholding agent and/or applicable Borrower, as applicable, any documentation required by Section 2.16(f);

(E) the assignee, if it shall not be an existing Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate- level information (which may contain material non-public information about the Administrative Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(F) other than assignments to an existing Lender, assignments to Lenders that will acquire a position of the Obligations of a Dutch Borrower shall only be permitted if the person to whom a position of the Obligations is assigned is a Qualifying Lender at all times; and

(G) notwithstanding anything to the contrary in this Agreement, a transfer or assignment by a Lender under this Agreement (including any arrangements under Section 10.4 (c) and (d)) may only be made if it will not result in non-compliance of a Swiss Borrower with the Swiss Non-Bank Rules (it being agreed that each of the Administrative Agent and the Administrative Borrower may, without independent verification, rely on the status confirmation made by a new Lender), unless the transferor assignment is made at a time when an Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.19 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non- fiduciary agent of the Administrative Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Administrative Borrower, the Administrative Agent, any Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed (x) Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, a binding agreement enforceable by the Administrative Borrower incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (ii)(C) of this paragraph (b) and any written consent to such assignment required by clause (i) of this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.4(c), 2.5(d) or (e), 2.6(b), 2.17(d) or 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Administrative Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) no Lender shall enter into any arrangement with another Person pursuant to this Section 10.4(c) under which such Lender substantially transfers its exposure under this Agreement to a Participant unless under such arrangement and at all times while such arrangement is in effect (i) the relationship between such Lender and the applicable Participant is that of a debtor and creditor (including in the bankruptcy or similar event of such Lender or any Borrower), (ii) the applicable Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by such Lender under or in relation to this Agreement and (iii) the applicable Participant will under no circumstances (x) be subrogated to, or substituted in respect of, such Lender’s claims under this Agreement or (y) have otherwise any contractual relationship with, or rights against, any Borrower under, or in relation to, this Agreement, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Administrative Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. The Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the Administrative Borrower)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (i) such Participant agrees to be subject to the provisions of Section 2.17 and Section 2.18 as if it were an assignee under paragraph (b) of this Section, (ii) such Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, including, for the avoidance of doubt, any payment that the participating Lender would have been entitled to receive as a result of a Change in Law that occurs after the Participant acquires the applicable participation, and (iii) the Administrative Borrower has been notified of such participation and all relevant details with respect thereto. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Administrative Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) On one or more occasions, one or more Additional Lenders may be admitted as Lenders party to this Agreement in connection with an increase of the total Commitment pursuant to Section 2.22, subject to (i) execution and delivery by any such Additional Lender to the Administrative Agent, for recording in the Register, of an Instrument of Adherence substantially in the form of Exhibit G hereto (an “Instrument of Adherence”), (ii) acceptance of such Instrument of Adherence by each of the Administrative Agent and the Administrative Borrower by their respective executions thereof, and (iii) the completion of an Administrative Questionnaire by such Additional Lender promptly delivered to the Administrative Agent. Upon the satisfaction of the foregoing conditions, from and after the effective date specified in each such Instrument of Adherence, the Additional Lender shall be a Lender party hereto and have the rights and obligations of a Lender hereunder.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit (regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12(h), 2.14, 2.15, 2.16, 2.19 and 10.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Agents or any Issuing Bank and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, such Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) each Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.8 Right of Setoff. Subject to the provisions of Section 10.18 hereof, if an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Subject to the provisions of Section 10.18 hereof, the rights of each Lender, each Issuing Bank and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding anything to the contrary contained herein, the Administrative Agent and each Lender hereby waive and release any lien arising under Article 24 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) (but not its right of setoff) with respect to the accounts of any Loan Party, but only to the extent that such lien would otherwise secure the obligations of such Loan Party hereunder.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Agents hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Agents by any Credit Party relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers, any other Loan Party or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. (a) Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Administrative Borrower and its obligations, (g) with the consent of the Administrative Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Administrative Borrower. For the purposes of this Section, “Information” means all information received from the Administrative Borrower relating to the Administrative Borrower or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Administrative Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Agents, Issuing Bank, and the Lenders agrees to use reasonable commercial efforts (if it may legally do so) to provide prior notice of any disclosure of Information pursuant to clauses (b) or (c) above.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ADMINISTRATIVE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE ADMINISTRATIVE BORROWER OR THE AGENTS PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE ADMINISTRATIVE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE ADMINISTRATIVE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Administrative Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.15 Releases of Guarantees. (a) In the event of a disposition of all the Equity Interests in a Subsidiary Guarantor to a Person other than the Administrative Borrower or an Affiliate of the Administrative Borrower in a transaction not prohibited by any covenant contained in this Agreement, the Administrative Agent is hereby directed and authorized to take such action and to execute such documents as the Administrative Borrower may reasonably request, at the Administrative Borrower’s sole expense, to evidence or effect the release of the Guarantee by such Subsidiary Guarantor under the Subsidiary Guaranty Agreement.

(b) Without limiting the provisions of Section 10.5, the Administrative Borrower shall reimburse the Administrative Agent for all costs and expenses, including attorney’s fees and disbursements, incurred by it in connection with any action contemplated by this Section 10.15.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies each of the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.17 No Fiduciary Duty, etc. (a) Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Loan Party or any other person. Each of the Loan Parties agree that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising such Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to such Loan Party with respect thereto.

(b) Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Loan Parties and other companies with which the Loan parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Loan Parties by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Parties in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Loan Party, confidential information obtained from other companies.

Section 10.18 Liability for Obligations. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, in Section 2.16(d) above) or in the other Loan Documents, the parties agree that: (a) the Foreign Subsidiaries shall not be liable for any obligation of the Administrative Borrower or any US Subsidiary Borrower arising under or with respect to any of the Loan Documents; (b) each Foreign Borrower shall be severally liable only for the obligations of such Foreign Borrower; and (c) no Agent or Lender, or any Affiliate thereof, may set-off or apply any deposits of a Foreign Subsidiary or any other obligations at the time owing to or for the credit of the account of any Foreign Subsidiary by such Agent, Lender of Affiliate thereof, against any or all of the obligations of the Administrative Borrower or any US Subsidiary Borrower.

Section 10.19 Representation of Dutch Borrower. If a Dutch Borrower is represented by an attorney in connection with the signing and/or execution of this Agreement or any other Loan Document, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

Section 10.20 Canadian Anti-Money Laundering Legislation. (a) The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Credit Parties may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Loan Parties shall promptly provide all such information in their possession, including supporting documentation and other evidence, as may be reasonably requested by any Credit Parties, or any prospective assignee or participant of a Credit Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Credit Party, and this Agreement shall constitute a “written agreement” in such regard between the Administrative Agent and each other Credit Party within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Credit Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Credit Parties agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of any Loan Party on behalf of any Credit Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 10.21 Existing Credit Agreement Amended and Restated. On the Effective Date, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation, discharge, rescission, extinguishment or substitution of the parties’ rights and obligations thereunder, (b) the respective “Commitments” thereunder (and as defined therein) shall automatically continue as “Commitments” herein, (c) the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, and (d) the “Revolving Loans” under (and as defined in) the Existing Credit Agreement shall remain outstanding and be continued as, and converted to, Revolving Loans hereunder (and in the case of Revolving Loans that are Term Benchmark Loans, with the same Interest Periods or the remaining portions of such Interest Periods, as applicable, established therefor under the Existing Credit Agreement), and shall bear interest and be subject to such other fees as set forth in this Agreement. In connection with the foregoing, (w) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Revolving Credit Exposure (as defined in and in effect under the Existing Credit Agreement) as are necessary in order that each Lender’s Revolving Credit Exposure hereunder reflects such Lender’s Applicable Percentage thereof on the Effective Date (and in no event exceeds each such Lender’s Revolving Commitments hereunder), and the Borrower and each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Effective Date) that (i) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (ii) such reallocation shall satisfy the assignment provisions of Section 10.4 of the Existing Credit Agreement and (iii) in connection with such reallocation, sales, assignments or other relevant actions, the Borrowers shall pay all interest and fees outstanding under the Existing Credit Agreement and accrued to the date hereof to the Administrative Agent for the account of the Lenders (including each Non-Consenting Lender) party hereto, together with any losses, costs and expenses incurred by Lenders under Section 2.15 of the Existing Credit Agreement, (x) each applicable Lender to whom Loans are so reallocated shall make full cash settlement on the Effective Date, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocation, in the aggregate amount of the Loans so reallocated to each such Lender, (y) (i) each applicable Lender hereby waives any breakage fees in respect of such reallocation of Term Benchmark Loans on the Effective Date and (ii) all interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement to the Effective Date shall be calculated as of the Effective Date (pro-rated in the case of any fractional periods), and shall be paid on the Effective Date; and (z) each of the signatories hereto that is also a party to the Existing Credit Agreement hereby consents to any of the actions described in this Section 10.21 and agrees that any and all required notices and required notice periods under the Existing Credit Agreement in connection with any of the actions described in this Section 10.21 (including, without limitation, any prepayments or commitment reductions or terminations) on the Effective Date are hereby waived and of no force and effect. Without limiting the foregoing, each Loan Party party hereto, as debtor, guarantor, or another similar capacity in which such Loan Party acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the “Loan Documents” as defined in the Existing Credit Agreement, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the “Loan Documents” as defined in the Existing Credit Agreement to which it is a party and (ii) to the extent such Loan Party guarantees any Indebtedness pursuant to any of the “Loan Documents” as defined in the Existing Credit Agreement, hereby ratifies and reaffirms such guarantees.

Section 10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.24 IEBV Borrower Termination. The Administrative Borrower hereby (i) confirms that, with respect to IDEXX Europe B.V. (“IEBV”): (i) IEBV shall, effective on and as of the date hereof, and without any further action required by IEBV or any other Person, be terminated as a Borrower hereunder and under each of the other Loan Documents and (ii) represents and warrants that (A) no Loan made to IEBV is outstanding as of the date hereof and (B) all amounts payable by IEBV in respect of interest and/or fees and/or any other amounts payable hereunder or under any of the other Loan Documents have been paid in full on or prior to the date hereof. It is agreed that this Section 10.24 shall qualify as a Borrower Termination Agreement deemed to be given in accordance with Section 2.21.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective Responsible Officers as of the day and year first above written.

IDEXX LABORATORIES, INC.

By:	/s/ Brian P. McKeon
	Name:	Brian P. McKeon
	Title:	Executive Vice President, Chief Financial Officer

IDEXX DISTRIBUTION, INC.

By:	/s/ Brian P. McKeon
	Name:	Brian P. McKeon
	Title:	Treasurer

IDEXX OPERATIONS, INC.

By:	/s/ Brian P. McKeon
	Name:	Brian P. McKeon
	Title:	Treasurer

OPTI MEDICAL SYSTEMS, INC.

By:	/s/ Brian P. McKeon
	Name:	Brian P. McKeon
	Title:	Treasurer

IDEXX LABORATORIES CANADA CORPORATION

By:	/s/ Brian P. McKeon
	Name:	Brian P. McKeon
	Title:	Chairman of the Board and President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

IDEXX B.V.

By:	/s/ Lily J. Lu
	Name:	Lily J. Lu
	Title:	Managing Director

IDEXX LABORATORIES B.V.

By:	/s/ Lily J. Lu
	Name:	Lily J. Lu
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

IDEXX LABORATORIES GMBH

By:	/s/ Lily J. Lu
	Name:	Lily J. Lu
	Title:	Managing Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

JPMORGAN CHASE BANK, N.A., as Lender, Swingline Lender, Issuing Bank and Administrative Agent

By:	/s/ Gregory T. Martin
	Name:	Gregory T. Martin
	Title:	Executive Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

JPMORGAN CHASE BANK, N.A., Toronto Branch, as Toronto Agent

By:	/s/ Jeffrey S. Coleman
	Name:	Jeffrey S. Coleman
	Title:	Executive Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Robert C. Megan
Name: Robert C. Megan
Title: Senior Vice President

CANADIAN LENDING OFFICE:

BANK OF AMERICA, NATIONAL ASSOCIATION, by its Canada Branch

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Alyssa Suckow
Name: Alyssa Suckow
Title: Vice President

CANADIAN LENDING OFFICE:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Alyssa Suckow
Name: Alyssa Suckow
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

MUFG BANK, LTD.

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Rodney J Winters
Name: Rodney J Winters
Title: Vice President

CANADIAN LENDING OFFICE:

U.S. BANK NATIONAL ASSOCIATION, acting through its Canadian Branch:

By:	/s/ Rodney J Winters
Name: Rodney J Winters
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

WELLS FARGO BANK, N.A.

By:	/s/ Robert Small
Name: Robert Small
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

CITIBANK, N.A.

By:	/s/ Michael Chen
Name: Michael Chen
Title: Authorized Signer

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER:

HSBC BANK USA, N.A.,

By:	/s/ Kyle Patterson
Name: Kyle Patterson
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER: PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Eileen P. Murphy
Name: Eileen P. Murphy
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER: TD BANK, N.A.

By:	/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER: THE BANK OF NOVA SCOTIA

By:	/s/ Doc Dean
Name: Doc Dean
Title: Managing Director

CANADIAN LENDING OFFICE: THE BANK OF NOVA SCOTIA

By:	/s/ Doc Dean
Name: Doc Dean
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER: PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

By:	/s/ Kathryn Williams
Name: Kathryn Williams
Title: SVP

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

LENDER: THE HUNTINGTON NATIONAL BANK

By:	/s/ Ryan Benefiel
Name: Ryan Benefiel
Title: Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM/IDEXX 2021 FOURTH A&R)]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ] [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	IDEXX LABORATORIES, INC.; IDEXX DISTRIBUTION, INC.; IDEXX OPERATIONS, INC.; OPTI MEDICAL SYSTEMS, INC.; IDEXX LABORATORIES CANADA CORPORATION; IDEXX B.V.; IDEXX LABORATORIES B.V. and IDEXX LABORATORIES GMBH

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable

Exhibit A - Page 1

5.	Credit Agreement:	The Fourth Amended and Restated Credit Agreement dated as of December 9, 2021, among IDEXX LABORATORIES, INC., the other Borrowers named therein, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

7. Confirmations: The Assignee confirms that it is [a Qualifying Bank] / [a Non-Qualifying Bank qualifying as one Lender only for purposes of the Swiss Non-Bank Rules and that the Company has confirmed that a position for another Non-Qualifying Bank is still available with due regard to the aggregate number of five (5) positions reserved and made available for such assignments and transfers to Non-Qualifying Banks.]

Effective Date: [             ], 20[ ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Administrative Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name: Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - Page 2

Consented to and Accepted

JPMORGAN CHASE BANK, N.A, as Administrative Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A, as Issuing Bank

By:
Name: Title:

JPMORGAN CHASE BANK, N.A, as Swingline Lender

By:
Name: Title:

[Consented to:][3]

IDEXX LABORATORIES, INC., as Administrative Borrower

By:
Name: Title:

[3]	To be added only if the consent of the Administrative Borrower is required by the terms of the Credit Agreement

Exhibit A - Page 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, [including, without limitation, that it can lend funds denominated in Alternative Currencies without additional cost to the Borrowers,]4 (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

[4]	To be added if required under Section 10.4(b)(i)(A) of the Credit Agreement.

Exhibit A - Page 4

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - Page 5

EXHIBIT B

[Reserved]

Exhibit B - Page 1

EXHIBIT C

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE AGREEMENT (this “Guaranty”) dated as of [_], 2021, made by the undersigned (the “Guarantors”) in favor of JPMorgan Chase Bank, N.A., as administrative agent (together with its successor(s) thereto, in such capacity, the “Administrative Agent”), each other Agent and the Lenders under the Fourth Amended and Restated Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX LABORATORIES, INC., a Delaware corporation (the “Administrative Borrower”), IDEXX DISTRIBUTION, INC., a Massachusetts corporation, IDEXX OPERATIONS, INC., a Delaware corporation, OPTI MEDICAL SYSTEMS, INC., a Delaware corporation, IDEXX LABORATORIES CANADA CORPORATION, a company formed under the laws of Canada, and IDEXX B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, IDEXX LABORATORIES BV, a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, and IDEXX LABORATORIES GMBH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who hereafter may be designated as a Borrower pursuant to Section 2.21, the “Borrowers”), the Lenders party thereto, the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as the Toronto Agent (collectively with the Administrative Agent, the “Agents”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS:

The Agents and the Lenders have entered into certain arrangements with the Borrowers as more fully set forth in the Credit Agreement, providing for credit extensions or financial accommodation to the Borrowers, including but not limited to the making of loans, advances or overdrafts, issuance or confirmation of letters of credit, guaranties or indemnities (collectively, the “Facilities”) (any writing evidencing or supporting the Facilities, including but not limited to this Guaranty, as such writing may be amended, modified or supplemented from time to time, a “Facility Document”). The Administrative Borrower owns a substantial amount of the stock or other ownership interests of the Guarantors and is financially interested in their affairs. The Administrative Borrower and the Guarantors are engaged in interrelated businesses, and each Guarantor will derive substantial direct and indirect benefit from extensions of credit under the Credit Agreement.

THEREFORE, in order to induce the Agents and the Lenders to extend credit or give financial accommodation under the Facilities, the Guarantors agree as follows:

Section 1. Guaranty of Payment. Each Guarantor unconditionally and irrevocably guarantees to each of the Agents, in their individual capacities, and the Lenders, the punctual payment of all sums now owing or which may in the future be owing by the Borrowers (other than such Guarantor) under the Facilities, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Liabilities”). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents. This Guaranty is a guaranty of payment and not of collection only. The Agents and the Lenders shall not be required to exhaust any right or remedy or take any action against the Borrowers or any other person or entity or any collateral. Each Guarantor agrees that, as between the Guarantors, the Agents and the Lenders, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrowers and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by such Guarantor for the purposes of this Guaranty.

Exhibit C - Page 1

Section 2. Guaranty Absolute. Each Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Facilities. The liability of each Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; (e) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Liabilities, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Liabilities, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Liabilities; and (f) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Facility Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrowers.

Section 3. Guaranty Irrevocable. This Guaranty is a continuing guaranty of the payment of all Liabilities now or hereafter existing under the Facilities and shall remain in full force and effect until payment in full of all Liabilities and until all the Commitments have been terminated.

Section 4. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Administrative Agent on the insolvency, bankruptcy or reorganization of the Borrowers or otherwise, all as though the payment had not been made.

Section 5. Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Liabilities have been paid in full and the Facilities are no longer in effect. If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty at any time when all the Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Agents and the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Facilities. If any Guarantor makes payment to the Administrative Agent of all or any part of the Liabilities and all the Liabilities are paid in full and the Facilities are no longer in effect, the Administrative Agent shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Liabilities resulting from the payment.

Exhibit C - Page 2

Section 6. Subordination. Without limiting the Agents’ rights in their individual capacities as agents, and the Lenders’ rights under any other agreement, any liabilities owed by the Borrowers to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrowers, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrowers to such Guarantor, if the Administrative Agent so requests, after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by such Guarantor as trustee for the Agents in their individual capacities as agents and the Lenders and shall be paid over to the Administrative Agent for itself and for the other Agents in their individual capacities as agents and the Lenders on account of the Liabilities but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

Section 7. Payments Generally. All payments by each Guarantor shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Facility Documents; provided, that (if the Payment Currency is other than US Dollars) such Guarantor may, at its option (or, if for any reason whatsoever such Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Applicable Agent at its principal office the US Dollar Equivalent computed at the selling rate of the Applicable Agent or a selling rate chosen in good faith by the Applicable Agent, most recently in effect on or prior to the date the Liability becomes due, for cable transfers of the Payment Currency to the place where the Liability is payable. In any case in which such Guarantor makes or is obligated to make payment in US Dollars, such Guarantor shall hold the Agents harmless from any loss incurred by such Agents arising from any change in the value of US Dollars in relation to the Payment Currency between the date the Liability becomes due and the date each such Agent is actually able, following the conversion of the US Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Liability is payable, to apply such Payment Currency to such Liability.

Section 8. Certain Taxes. Each Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and, with respect to taxes, in accordance with Section 2.16 and Section 2.16A of the Credit Agreement.

Section 9. Representations and Warranties. Each Guarantor represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary corporate and, if required, stockholder action; (ii) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect; (iii) will not violate any law or regulation applicable to such Guarantor in any material respect or the charter, by-laws or other organizational documents of such Guarantor or any order of any Governmental Authority; (iv) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon such Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by such Guarantor; and (v) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (b) in executing and delivering this Guaranty, such Guarantor has (i) without reliance on any Agent or any Lender or any information received from any Agent or any Lender and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrowers, each Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrowers or the obligations and risks undertaken herein with respect to the Liabilities; (ii) adequate means to obtain from the Borrowers on a continuing basis information concerning the Borrowers; (iii) full and complete access to the Facility Documents and any other documents executed in connection with the Facility Documents; and (iv) not relied and will not rely upon any representations or warranties of the Agents or the Lenders not embodied herein or any acts heretofore or hereafter taken by the Agents in their individual capacities as agents and the Lenders (including but not limited to any review by any Agent or the Lenders of the affairs of the Borrowers).

Exhibit C - Page 3

Section 10. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 11. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim each Lender, each Issuing Bank and each of its Affiliates may otherwise have, if an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its Affiliates shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of such Guarantor at any of such Lender’s, such Issuing Bank’s or such Affiliate’s offices, in US Dollars or in any other currency, against any amount payable by such Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided, that such Lender’s, such Issuing Bank or such Affiliate’s failure to give such notice shall not affect the validity thereof.

Section 12. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty.

Section 13. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14. Expenses. Each Guarantor shall reimburse the Agents on demand for all reasonable costs, expenses and charges (including without limitation the reasonable fees, charges and disbursements of counsel for the Agents) incurred by the Agents in connection with the preparation, performance or, after a Default, the enforcement of this Guaranty. The obligations of each Guarantor under this Section shall survive the termination of this Guaranty.

Section 15. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of each Guarantor, the Agents, the Lenders and their respective successors and assigns; provided, that no Guarantor may assign or transfer its rights or obligations under this Guaranty and any such attempted assignment or transfer shall be null and void. Without limiting the generality of the foregoing, subject to the terms of the Credit Agreement, the Agents and the Lenders may assign, sell participations in or otherwise transfer their respective rights under the Facilities to any other person or entity, and the other person or entity shall then become vested with all the rights granted to the Agents in their individual capacities as agents and the Lenders in this Guaranty or otherwise.

Exhibit C - Page 4

Section 16. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 17. Governing Law; Jurisdiction; Consent to Service of Process. This Guaranty shall be construed in accordance with and governed by the law of the State of New York. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Agents by any Guarantor relating to this Agreement or the consummation or administration of the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lack subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in this Section. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Guarantor (and, by its acceptance of the benefits hereof, each Agent, each Lender and the Issuing Bank) irrevocably consents to service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Guaranty will affect the right of any such Person to serve process in any other manner permitted by law.

Section 18. WAIVER OF JURY TRIAL. EACH GUARANTOR (AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT, EACH LENDER AND THE ISSUING BANK) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (AND, BY ITS ACCEPTANCE HEREOF, EACH AGENT, EACH LENDER AND THE ISSUING BANK) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND SUCH OTHER PERSONS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit C - Page 5

Section 19. Integration; Effectiveness; Counterparts; Electronic Execution. This Guaranty alone sets forth the entire understanding of each Guarantor and each of the Agents in their individual capacities as agents and the Lenders relating to the guarantee of the Liabilities and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when it shall have been executed and delivered by each Guarantor to the Administrative Agent. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, a. to the extent any Agent has agreed to accept any Electronic Signature, such Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and b. upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

[Signature Page Follows]

Exhibit C - Page 6

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its Responsible Officer as of the date first above written.

IDEXX DISTRIBUTION, INC.

By:
Name: Title:

IDEXX OPERATIONS, INC.

By:
Name: Title:

OPTI MEDICAL SYSTEMS, INC.

By:
Name: Title:

Exhibit C - Page 7

EXHIBIT D

FORM OF BORROWER JOINDER AGREEMENT

BORROWER JOINDER AGREEMENT dated as of [___________], 20[__], among IDEXX LABORATORIES, INC., a Delaware corporation (the “Administrative Borrower”), [NAME OF NEW BORROWER], a [_____________] (the “New Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Administrative Borrower, IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowers. Each of the Administrative Borrower and the New Borrower represent and warrant that the representations and warranties of the Administrative Borrower in the Credit Agreement relating to the New Borrower and this Borrower Joinder Agreement are true and correct on and as of the date hereof. The Administrative Borrower agrees that the guarantee of the Administrative Borrower contained in the Credit Agreement will apply to the obligations of the New Borrower. Upon execution and delivery of this Borrower Joinder Agreement (and of any other documents reasonably requested by the Administrative Agent) by each of the Administrative Borrower, the New Borrower and the Administrative Agent, the New Borrower shall be a party to the Credit Agreement and a “Borrower” for all purposes thereof, and the New Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

THIS BORROWER JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The provisions of Section 10.6 of the Credit Agreement as to counterparts and electronic execution are hereby incorporated into this Borrower Joinder Agreement by reference, mutatis mutandis, as if such provisions were fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Joinder Agreement to be duly executed by their authorized officers as of the date first appearing above.

IDEXX LABORATORIES, INC., as Administrative Borrower

By:

Exhibit D - Page 1

Name:
Title:

[NAME OF NEW BORROWER]

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

Exhibit D - Page 2

EXHIBIT E

FORM OF BORROWER TERMINATION AGREEMENT

JPMorgan Chase Bank, N.A.,

as Administrative Agent for the Lenders referred to below

270 Park Avenue

New York, NY 10017 [Date]

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Borrower hereby terminates the status of [NAME OF TERMINATED BORROWER] (the “Terminated Borrower”) as a “Borrower” under the Credit Agreement. [The Administrative Borrower represents and warrants that no Loan made to the Terminated Borrower is outstanding as of the date hereof and that all amounts payable by the Terminated Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Administrative Borrower and the Terminated Borrower each acknowledge that the Terminated Borrower shall continue to be a Borrower until such time as all Loans made to the Terminated Borrower shall have been repaid and all amounts payable by the Terminated Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement by the Terminated Borrower) pursuant to the Credit Agreement shall have been paid in full; provided, that the Terminated Borrower shall not have the right to make further Borrowings under the Credit Agreement.]

THIS INSTRUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The provisions of Section 10.6 of the Credit Agreement as to counterparts and electronic execution are hereby incorporated into this instrument by reference, mutatis mutandis, as if such provisions were fully set forth herein.

Very truly yours,

Exhibit E - Page 1

IDEXX LABORATORIES, INC., as Administrative Borrower

By:
Name: Title:

[NAME OF TERMINATED BORROWER]

Exhibit E - Page 2

EXHIBIT F

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent1

for the Lenders referred to below,

270 Park Avenue

New York, NY 10017

[Date]

Attention: [ ] Dear Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Borrower, on behalf of [itself] [NAME OF OTHER BORROWER] hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that [it] [NAME OF OTHER BORROWER] requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(a) such Borrowing shall be denominated in [INSERT CURRENCY]2 and shall be in an aggregate principal amount equal to $[________]3;

(b) the date of such Borrowing shall be [_______], 20[__]4;

(c) [such Borrowing shall be [an ABR Borrowing]5[a Term Benchmark Borrowing]][an RFR Borrowing];

[1]	Borrowing request should be addressed to appropriate Applicable Agent.
[2]	Borrowings may be denominated in US Dollars or an Alternative Currency. Borrowings by Canadian Borrowers must be denominated in US Dollars or Canadian Dollars.
[3]	The principal amount of any Borrowing must be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.
[4]	The date of any Borrowing must be a Business Day and submitted by the time period required under Section 2.3.
[5]	ABR Borrowings are only available for US Dollar denominated Borrowings by a US Borrower or a Canadian Borrower.

Exhibit F - Page 1

(d) [[if such Borrowing is a Term Benchmark Borrowing] the initial Interest Period for such Borrowing shall have a [one][three][six] [month’s][months’] duration]6;

(e) the funds shall be disbursed as follows: [INSTRUCTIONS TO BE PROVIDED]

(f) [[if such Borrowing is denominated in an Alternative Currency] payments of the principal and interest on such Borrowing will be made from [INSERT JURISDICTION]].

Very truly yours,

IDEXX LABORATORIES, INC., as Administrative Borrower

By:
Name: Title:

[6]	To comply with the restrictions set forth in the definition of Interest Period.

Exhibit F - Page 2

EXHIBIT G

FORM OF INSTRUMENT OF ADHERENCE

Dated as of [ ], 20[ ]

Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

[________], a [_________] (the “Additional Lender”), hereby agrees to become a Lender party to the Credit Agreement, subject to and in accordance with the following provisions:

1. Commitment to Lend.

(a) Subject to the terms and conditions set forth in this Instrument of Adherence and the Credit Agreement, the Additional Lender hereby agrees to lend to the Borrowers, and the Borrowers may borrow, repay, and reborrow from time to time from the Additional Lender Effective Date hereof up to but not including the Maturity Date upon notice by the Administrative Borrower to the Applicable Agent given in accordance with Section 2.3 of the Credit Agreement, such Revolving Loans as are requested by the Administrative Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Additional Lender’s Commitment; provided that the sum of the outstanding amount of the Loans under the Credit Agreement (after giving effect to all amounts requested) shall not at any time exceed the aggregate amount of all Commitments.

(b) The Additional Lender’s Commitment amount, as of the Additional Lender Effective Date, is $[_______], and such Additional Lender’s Commitment expressed as a percentage of all Commitments of all of the Lenders is [ ]%.

2. Additional Lender’s Representations. The Additional Lender hereby represents and warrants to, and agrees with, the other parties to the Credit Agreement as follows:

(a) The Additional Lender has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.1.

Exhibit G - Page 1

(b) The extensions of credit made under the Credit Agreement are commercial loans and letters of credit and not investments in a business enterprise or securities. The Additional Lender is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Instrument of Adherence as a Lender, and to make, acquire or hold Loans under the Credit Agreement.

(c) The Additional Lender shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Administrative Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Credit Agreement, any related agreement or any document furnished thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations under the Credit Agreement.

(d) The Additional Lender hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

(e) The Additional Lender agrees that it will perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

(f) The Additional Lender is legally authorized to enter into this Instrument of Adherence.

3. Additional Lender Effective Date. The effective date for this Instrument of Adherence shall be [________], 20[__] (the “Additional Lender Effective Date”). Following the execution of this Instrument of Adherence by the Additional Lender and the consent of the Administrative Agent and Administrative Borrower hereto having been obtained, the Administrative Agent shall record in the Register the Additional Lender’s Commitment. Schedule 2.1 to the Credit Agreement shall thereupon be replaced as of the Additional Lender Effective Date by the Schedule 1 annexed hereto.

4. Rights Under Credit Agreement. Upon such acceptance and recording, from and after the Additional Lender Effective Date, the Additional Lender shall be a party to the Credit Agreement and, to the extent provided in this Instrument of Adherence, have the rights and obligations of a Lender thereunder.

5. Governing Law. THIS INSTRUMENT OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts; Electronic Execution. The provisions of Section 10.6 of the Credit Agreement as to counterparts and electronic execution are hereby incorporated into this Instrument of Adherence by reference, mutatis mutandis, as if such provisions were fully set forth herein.

[Signature Page Follows]

Exhibit G - Page 2

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Instrument of Adherence to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name: Title:

CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

IDEXX LABORATORIES, INC., as Administrative Borrower

By:
Name: Title:

Exhibit G - Page 3

EXHIBIT H-1

FORM OF US TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of any Borrower that is a US Person, and (iv) it is not a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to any Borrower that is a US Person.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit H-1 - Page 1

EXHIBIT H-2

FORM OF US TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of any Borrower that is a US Person, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to any Borrower that is a US Person.

The undersigned has furnished the Administrative Agent and the Administrative Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit H-2 - Page 1

EXHIBIT H-3

FORM OF US TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of any Borrower that is a US Person, and (iv) it is not a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to any Borrower that is a US Person.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit H-3 - Page 1

EXHIBIT H-4

FORM OF US TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among IDEXX Laboratories, Inc., a Delaware corporation (the “Administrative Borrower”), IDEXX Distribution, Inc., a Massachusetts corporation, IDEXX Operations, Inc., a Delaware corporation, OPTI Medical Systems, Inc., a Delaware corporation, IDEXX Laboratories Canada Corporation, a company formed under the laws of Canada, IDEXX B.V., a private limited liability company formed under the laws of the Netherlands, IDEXX Laboratories B.V., a private limited liability company formed under the laws of the Netherlands and IDEXX Laboratories GmbH, a limited liability company formed under the laws of Switzerland (collectively with the Administrative Borrower and all other Persons who heretofore have been or hereafter may be designated as a Borrower pursuant to Section 2.21 thereof, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of any Borrower that is a US Person, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to any Borrower that is a US Person.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit H-4 - Page 1